Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.99
DEVELOPMENT AND LICENSE AGREEMENT
BETWEEN
DURECT CORPORATION
AND
ALPHARMA IRELAND LIMITED
DATED AS OF
SEPTEMBER 19, 2008
CONFIDENTIAL

DEVELOPMENT AND LICENSE AGREEMENT
     THIS DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), dated September 19, 2008 (“Execution Date”), is entered into by and between Durect Corporation, a corporation organized and existing under the laws of the State of Delaware, U.S.A. with a place of business at 2 Results Way, Cupertino, CA 95014 (“Durect”), and Alpharma Ireland Limited, a corporation organized and existing under the laws of Ireland, having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland (“Alpharma”).
PRELIMINARY STATEMENTS
     A. Durect is the owner of a proprietary product for pain treatment consisting of a bupivacaine transdermal patch as described below and certain patents and know-how relating thereto;
     B. Durect desires to have such product further developed and commercialized in the territory specified below;
     C. Alpharma has capabilities in the development, manufacture, promotion, marketing and sales of pharmaceutical products in the field of pain treatment in the specified territory; and
     D. Durect desires to grant certain exclusive rights to Alpharma in respect of such product in the specified territory and related matters upon the terms and conditions hereinafter set forth.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual covenants and agreements provided herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1. DEFINITIONS.
     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1:
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     1.1 “ANDA” means an abbreviated new drug application pursuant to Section 505(j) of the FDC Act.
     1.2 “Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such Person. An entity will be an Affiliate for purposes of this Agreement only so long as it satisfies the definition set forth herein.
     1.3 “Applicable Laws” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Health Authorities, that may be in effect from time to time.
     1.4 [ ** ].
     1.5 “Bupivacaine” means 1-butyl-N-(2,6-dimethylphenyl) piperidine-2-carboxamide, including any and all pharmaceutically acceptable salts, solvates, prodrugs, esters, free base forms, enantiomers (and racemic or other mixtures of said enantiomers) thereof.
     1.6 “cGMP” means current Good Manufacturing Practice for medicinal products for human use as set forth in U.S. Code of Federal Regulations 21 CFR Part 210, 211 et seq., Commission Directive 2003/94/EC the EU Good Manufacturing Practice guideline, Volume 4 for medicinal products for Human and Veterinary Use, the European Pharmacopoeia, and equivalent thereof, as applicable, each as amended from time to time.
     1.7 “Change of Control” means, as to Alpharma or Durect, the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, or series of transactions, as a result of which any person, entity or group, other than an Affiliate of Alpharma or Durect, as the case may be, prior to the occurrence of such event (a) becomes the beneficial owner, directly or indirectly, of
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securities of Alpharma or Durect, as the case may be, representing more than 50% of the ordinary shares of Alpharma or Durect, as the case may be, or representing more than 50% of the combined voting power with respect to the election of directors of Alpharma or Durect, as the case may be, (b) obtains the ability to appoint a majority of the board of directors of Alpharma or Durect, as the case may be, or (c) obtains the ability to direct the operations or management of Alpharma or Durect, as the case may be.
     1.8 “Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of an investigational product(s), and/or to identify any adverse reactions to an investigational product(s), and/or to study absorption, distribution, metabolism, and/or excretion of an investigational product(s) with the objective of ascertaining its safety, activity and/or efficacy.
     1.9 “Collaboration Inventions” means all Know-How (whether or not patentable) conceived and/or reduced to practice by or for a Party, or any Affiliate, subcontractor, agent, or sublicensee thereof, or jointly by any of the foregoing, arising out of or in connection with performing the activities under this Agreement, including the Development Plan. For clarity, and notwithstanding the foregoing, the definition of “Collaboration Inventions” shall not be construed to cover Development Data.
     1.10 “CMC” means chemistry, manufacturing and controls.
     1.11 “CMC Data” means CMC data generated with respect to the Product that is Controlled at any time during the Term of this Agreement by a Party, or any Affiliate, subcontractor, agent, sublicensee thereof, or jointly by any of the foregoing.
     1.12 “CMO” means a Third Party contract manufacturing organization.
     1.13 “Committee” means any of the Joint Executive Committee (JEC) or the Joint Development Committee (JDC), and when used in the plural, shall mean all of them or more than one of them, as the case may be.
     1.14 “Commercialization” or “Commercialize” means the ongoing process and activities generally engaged in by a company marketing human pharmaceutical therapeutic products to establish and maintain a presence for such product in a given territory, including
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offering for sale, selling, marketing, promoting, distributing, importing and exporting such product.
     1.15 “Commercially Reasonable Efforts” with respect to any activity means the efforts and resources that would be used by a specialty pharmaceutical company of comparable size and resources as Alpharma in the development, registration, Reimbursement authorization, market launch and/or manufacturing, with regard to a product at a similar stage in its product life taking into account the following factors to the extent reasonable and relevant: issues of safety and efficacy, product profile, market potential, difficulty in manufacturing the product, difficulty in establishing an appropriate clinical protocol for applicable indications, competitive market conditions, the patent, duration of regulatory exclusivity or other proprietary position of the product, the regulatory structure involved and the potential profitability and economic return of the product [**], all as measured by the facts and circumstances at the time such efforts are due. Where this Agreement requires Alpharma to use Commercially Reasonable Efforts, such efforts and resources that are used by Alpharma’s Affiliates and sublicensees shall also be attributed to Alpharma.
     1.16 “Competitive Product” means any formulation containing Bupivacaine, either alone or in combination with one or more other active ingredients, for transdermal delivery from a patch for use in the Field, other than the Product.
     1.17 “Control” or “Controlled” means possession by a Party or its Affiliate of the right to grant to the other Party a license, sublicense or other right to use, of the scope provided for in this Agreement, to Intellectual Property Rights (including patent rights, Know-How, trade secrets), data and rights to access or cross-reference regulatory filings without violating the terms of any Applicable Law, agreement or other arrangement with any Third Party existing at the time such Party or such Affiliate would be first required hereunder to grant the other Party such license, sublicense or other right.
     1.18 [**].
     1.19 [**].
     1.20 “Cost” means all internal and external costs, expenses, cost of labor and materials associated with an activity.
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     1.21 “Development Data” means all Preclinical, Non-Clinical and Clinical data and all CMC Data, including pharmacological, pharmacokinetic and toxicological data generated with respect to the Product that is Controlled at any time during the Term of this Agreement by a Party, or any Affiliate, subcontractor, agent, sublicensee thereof, or jointly by any of the foregoing.
     1.22 “Dollars” means U.S. Dollars, the lawful currency of the United States.
     1.23 “Dosage Form Development” means any pharmaceutical development activities for the Product that are necessary to design or modify a pharmaceutical formulation or dosage form to meet the desired clinical or commercial product profile, including in vitro studies on solubility, stability, physical and chemical characteristics, denaturation, particle formation, crystallization, micronization, excipient/material selection, compounding, mixing, casting, converting, drying, and similar activities.
     1.24 “Durect Development Costs” shall mean the Costs incurred by Durect in performing the Durect Development Responsibilities as calculated in accordance with Schedule 1.24.
     1.25 “Durect Trademark” means the trademark rights to the mark ELADUR™ and similar rights under the laws of any Governmental Entity, including all goodwill associated therewith, and all applications, registrations, extensions and renewals relating thereto.
     1.26 “EMEA” means the European Medicines Agency, and where and if applicable, the European Commission, the Council of the European Union and the Committee for Medicinal Products for Human Use or any successors thereto.
     1.27 “EU” shall mean the European Union, including each of the member states as modified from time to time.
     1.28 [**].
     1.29 [**].
     1.30 [**].
     1.31 [**].
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     1.32 “FDA” means the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.
     1.33 “FDC Act” means the United States Federal Food, Drug, and Cosmetic Act and any successor acts thereto, as amended from time to time.
     1.34 “Field” means all pharmaceutical applications (including the treatment of pain) for human health.
     1.35 “First Commercial Sale” means: (i) with respect to a Jurisdiction, the first sale for use, consumption or resale of Product by Alpharma or an Affiliate or Sublicensee thereof to a Third Party in a bona fide arms’-length transaction in such Jurisdiction and (ii) with respect to the Territory, the First Commercial Sale in any Jurisdiction. A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end-user of the Product.
     1.36 “GAAP” means generally accepted accounting principles in the United States, consistently applied by the Party at issue.
     1.37 “Generic Product” means a generic pharmaceutical Bupivacaine transdermal patch that is approved for the same labeled indication as the Product under an ANDA pursuant to the FDC Act, Article 10 of the EU Directive 2001/83/EC or other equivalent registration process under the Applicable Laws of the relevant Jurisdiction in which the Product is cited as the reference listed drug.
     1.38 “Governmental Entity” means any regional, central, federal, state, provincial or local court, commission or governmental, regulatory or administrative body, board, bureau, agency, instrumentality, authority or tribunal or any subdivision thereof.
     1.39 “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     1.40 “ICH Guidelines” means the then-current guidelines applicable to pharmaceutical products adopted by the International Conference on Harmonization.
     1.41 “IND” means an investigational new drug application (together with all subsequent submissions, supplements and amendments thereto, and any materials, documents or information referred to or relied upon thereby) filed with a Regulatory Authority in conformance
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with applicable laws and regulations, and the equivalent thereof (or other right to commence Clinical Trials), as applicable, in Jurisdictions outside the United States.
     1.42 “Intellectual Property Rights” means patents, copyrights, trade secrets, database rights, proprietary know-how and similar rights of any type (excluding trademarks) under the laws of any Governmental Entity, including all applications, registrations, extensions and renewals relating to any of the foregoing.
     1.43 “Jurisdiction” means a country within the Territory.
     1.44 “Know-How” means all technical information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, technology, trade secrets, compositions, designs, formulae, know-how, show-how, specifications, drawings, techniques, results, processes, methods, procedures and/or designs, whether or not patentable.
     1.45 “Knowledge” means the actual knowledge of a Party’s executive officers.
     1.46 “Manufacturing Technology” means all Know-How Controlled by a Party or any of its Affiliates that pertains to the manufacture, finishing, or packaging of the Product, including any analytical methods and other quality control and assurance methods (including all processes, procedures, and techniques).
     1.47 “MAA” means a “Marketing Authorization Application” or other application for approval to market the Product in a Jurisdiction in the EU submitted to the Governmental Entity of such Jurisdiction, including any Marketing Authorization, as amended or supplemented from time to time.
     1.48 “Marketing Authorization” or “MA” means any registrations or authorizations issued under Directive 2001/83/EC (as amended by Directive 2004/27) or local legislation deriving thereof, Council Regulation 726/04 and any amendments or replacements thereof or any national equivalents in relation to the Product.
     1.49 “Marketing Exclusivity Right” means a marketing or data exclusivity right conferred as a result of (a) designation as a drug for rare diseases or conditions under Sections 525 et seq. of the FDC Act, (b) an exclusive right to sell under an NDA pursuant to Section 505(j)(5)(F)(ii), (iii) and (iv) or 505(c)(3)(E)(ii), (iii) and (iv) of the FDC Act or any relevant subsequent legislation, rules or regulations, (c) the exclusive right granted by the FDA upon
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completion of pediatric studies requested by the FDA under Section 505A(a) of the FDC Act, (d) Article 10 of EU Directive 2001/83/EC and/or Article 3(3) of EU Regulation 726/2004/EC or (e) EU Regulations 141/2000/EC and/or 847/2000/E, as applicable, or any equivalent or similar rights in the Territory or Jurisdiction, successor legislations of any of the foregoing or subsequent legislation that has the effect of extending marketing or data exclusivity right to a pharmaceutical product.
     1.50 “NDA” means a “New Drug Application,” or other application for Regulatory Approval to market a product in the U.S. submitted to the FDA as amended or supplemented from time to time.
     1.51 “Non-Clinical” when used with respect to studies or data refers to safety, toxicology and other studies undertaken in non-human animals in support of Clinical Trials or otherwise required for Regulatory Approval.
     1.52 “Net Sales” means the gross amount invoiced by Alpharma, and/or its Affiliates and Sublicensees for sale or other commercial disposition of the Product (in its final, finished form for use by the end-user) to an unrelated Third Party in arms’-length transactions, less the following deductions which are actually incurred, allowed, accrued or specifically allocated in their normal and customary amounts: (i) credits, price adjustments (including co-pay reduction programs) or allowances for damaged products, returns or rejections of Product; (ii) trade, cash and quantity discounts, allowances and credits (including with respect to marketing programs such as coupon programs); (iii) chargeback payments, fees and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations, wholesalers, pharmacy benefit management (PBM) or other similar organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iv) any invoiced freight, postage, shipping, insurance and other transportation charges; (v) reasonable provisions for allowance for uncollectible amounts; and (vi) sales, value-added, and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale).
     For clarity, Net Sales shall be determined in accordance with GAAP and a sale or transfer by Alpharma to its Affiliates and/or Sublicensees for resale by such Affiliate and/or Sublicensee shall not be considered a sale for the purpose of this provision but the resale by such Affiliate
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and/or Sublicensee to a Third Party shall be a sale for such purposes. Transfer for Preclinical trials and Clinical Trials, testing or market research or promotional purposes shall not be a sale for the purpose of calculating Net Sales.
     1.53 “Orphan Indication” means a disease or condition which qualifies as a “rare disease or condition” under the Orphan Drug Act (21 U.S.C. 360aa et seq.) and regulations relating thereto (21 CFR Part 316), including amendments and successor laws and regulations thereto.
     1.54 “PHN” means persistent pain associated with post-herpetic neuralgia.
     1.55 “Party” means Durect or Alpharma, as the case may be, and, when used in the plural, shall mean Durect and Alpharma.
     1.56 “Patent” and “Patents” mean issued patents and patent applications, including any and all provisionals, continuations, divisionals, continuation-in-part applications, foreign counterparts, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, patent term extensions, adjustments or restoration rights, registrations, confirmations, successor protective rights or subsequently issued protective rights of similar nature of any of the above.
     1.57 “Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     1.58 “Preclinical” when used with respect to studies or data refers to preliminary pharmacological studies undertaken in non-human animals, but not necessarily for purposes of submission in support of Regulatory Approval.
     1.59 “Pricing” or “Pricing Approval” means any approval or authorization of a Governmental Entity, establishing a pricing scheme for Product in a Jurisdiction.
     1.60 “Product” means the product under development by Durect currently known as ELADUR™, consisting of a transdermal patch containing Bupivacaine as the sole active pharmaceutical ingredient for use in the Field which incorporates Product Know-How and/or is covered by Product Patent Rights, including all dosage strengths thereof, as described in Schedule 1.60 hereto. Product shall include any improvements, reformulations and line
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extensions thereof, in each case consisting of a transdermal patch containing Bupivacaine as the sole active pharmaceutical ingredient for use in the Field which incorporates Product Know-How and/or is covered by Product Patent Rights (hereinafter “Line Extension(s)”).
     1.61 “Product Know-How” means Know-How related to the Product that is (a) Controlled by Durect or any of its Affiliates during the Term of this Agreement and (b) useful for a Party, or its Affiliates and/or licensees to develop, make, have made, use, Commercialize and/or register the Product.
     1.62 “Product Patents Rights” means (i) those Patents in the Territory Controlled by Durect or any of its Affiliates during the Term which relate to the Product, excluding the [**] and (ii) those Patents in the Territory Controlled by Durect or any of its Affiliates during the Term which cover Product Collaboration Inventions. Schedule 1.62 set forth a list of Product Patent Rights, as such list may be updated from time to time.
     1.63 [**].
     1.64 “Regulatory Approval” means, with respect to one or more Jurisdictions, final approval of the Regulatory Approval Application (including, with respect to any Jurisdiction(s) other than the U.S., any Pricing Approvals and/or Reimbursement Approvals that Alpharma reasonably determines, consistent with the exercise of Commercially Reasonable Efforts, are commercially necessary prior to commercial sale of the Product in such Jurisdiction(s)) for the Product filed in such Jurisdiction(s), including an approved NDA in the U.S., Marketing Authorization in the EU, or equivalent local final approvals in Jurisdictions.
     1.65 “Regulatory Approval Application” means a new drug application, health registration, marketing authorization application, common technical document, regulatory submission, notice of compliance or equivalent application (excluding local and general business licenses and permits) required to be approved before commercial sale or use of the Product as a pharmaceutical or medicinal product in a Jurisdiction (including, with respect to any Jurisdiction other than the U.S., any Pricing Approvals and/or Reimbursement Approvals that Alpharma reasonably determines, consistent with the exercise of Commercially Reasonable Efforts, are commercially necessary prior to commercial sale of the Product in such Jurisdiction), together with all subsequent submissions, supplements and amendments thereto, including an NDA in the U.S., MAA in the EU or local approvals in the Jurisdictions as applicable.
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     1.66 “Regulatory Authority” means the FDA, EMEA and any health regulatory authorities in the Territory or Jurisdiction that hold responsibility for the regulation of and/or the Reimbursement of medicinal products intended for human use.
     1.67 “Regulatory Documentation” means all submissions to Regulatory Authorities and other Governmental Entities, including for Clinical Trials, tests, and biostudies, relating to the Product, including all INDs and NDAs, as well as all correspondence with Governmental Entities (registration and licenses, Pricing and Reimbursement correspondence, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.
     1.68 “Reimbursement” or “Reimbursement Approval” means the official decision by the relevant Governmental Entity in any Jurisdiction responsible for establishing a reimbursement scheme to cover the costs related to the treatment of patients with the Product.
     1.69 “Royalty Term” means, with respect to the Product in each Jurisdiction of the Territory on a Jurisdiction-by-Jurisdiction basis, the period of time commencing on the First Commercial Sale of the Product in such Jurisdiction and ending on the later of: (a) fifteen (15) years from the date of the First Commercial Sale of the Product in such Jurisdiction and (b) the end of the Patent Royalty Term in such Jurisdiction.
     1.70 [**].
     1.71 “Specifications” means the specifications for the Product, considering the applicable regulatory requirements in the Territory, as may be amended from time to time.
     1.72 “Sublicense” means the sublicense by Alpharma of Commercialization rights to the Product to any Third Party in the Territory such that the Third Party has the right to record sales for its own account in lieu of Alpharma (such Third Party grantee shall be deemed a “Sublicensee”).
     1.73 “Sublicense Fees” means any upfront payments, milestone payments and other license payments (including the fair market value of debt or equity securities or other consideration) received by Alpharma or any Affiliate thereof as consideration for a Sublicense. For clarity, and notwithstanding the foregoing, Sublicense Fees shall not include any royalties based on Product sales received by Alpharma or its Affiliates, any bona fide research and
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development funding paid to Alpharma and its Affiliates for research and development activities performed by Alpharma or any of its Affiliates with respect to the Product, or the fair market value purchase price paid to Alpharma or any of its Affiliates by a Sublicensee for the purchase of any debt or equity securities of Alpharma or any of its Affiliates.
     1.74 “Subterritory” means each one of the following:
Subterritory A — The United States of America (including territories and protectorates thereof)

Subterritory B — EU

Subterritory C — Japan

Subterritory D — All Jurisdictions of the Territory excluding Jurisdictions in Subterritories A, B and C
     1.75 “Terminated Countries” means those Jurisdictions in the Territory for which Alpharma’s rights to develop and Commercialize the Product have been terminated in accordance with Sections 4.2(c) or 4.3(d).
     1.76 “Territory” means all the countries in the world excluding Terminated Countries, if any.
     1.77 “Third Party” means any Person who or which is neither a Party nor an Affiliate of a Party.
     1.78 [**].
     1.79 “Valid Claim” means, with respect to Product in a particular Jurisdiction, any claim of a Patent that either:
          (a) with respect to a granted and unexpired Patent in such Jurisdiction, that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or
          (b) with respect to a pending Patent application, that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided, however, that such claim is not
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pending more than [**] years after the filing of the earliest patent application from which such pending claim claims priority.
     1.80 Other Definitions.
     Each of the following terms is defined in the Section set forth opposite such term below:
     “AAA” – Section 14.12(b)
     “Adverse Event” – Section 4.9
     “Agreement” – Preamble
     “Alliance Manager” –Section 2.6.
     “Alpharma”—Preamble
     [**]
     “Alpharma Post-Registration Study”—Section 5.2
     “Alpharma Related Party”—Section 12.1
     [**]
     “Annual Net Sales Period” – Section 6.2(a)
     “Audited Party” – Section 7.5
     “Auditing Party” – Section 7.5
     “Confidential Information” – Section 10.4
     “CRO” – Section 13.7(c)
     “Damages” – Section 12.1
     [**]
     “Designated Executives” – Section 2.1(d)
     “Development Plan” – Section 4.2
     “Development Plan Budget” – Section 4.2
     “Development Program” – Section 4.1
     “Dispute” – Section 14.12(b)
     “Durect” – Preamble
     [**]
     “Durect Development Responsibilities” – Section 4.6
     “Durect Related Party” – Section 12.2
     “Effective Date” –Section 13.2(a)
     “Execution Date” – Preamble
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     “First Major Market Jurisdiction”—Section 4.3(b)
     “First Refusal Notice”—Section 3.6
     “Force Majeure”– Section 14.14
     “Indemnified Party” –Section 12.4
     “Indemnifying Party” –Section 12.4
     “Joint Development Committee” or “JDC”– Section 2.2(a)
     “Joint Executive Committee” or “JEC” — Section 2.1(a)
     “Joint Invention”—Section 9.1(d)
     “Joint Patent Rights”—Section 9.2(b)
     “Know-How Royalty Term” — Section 6.2(b)
     “Line Extensions”—Section 1.60
     “Major Market Jurisdiction”—Section 4.3
     “Negotiation Period”—Section 3.6
     “One-Time Payment”—Section 6.1
     “Patent Litigation Losses”—Section 9.6(c)
     “Patent Royalty Term” —Section 6.2(a)
     “Patent Term Extensions” —Section 9.7
     “Product Collaboration Inventions”—Section 9.1(b)
     “Product Material”—Section 13.7(b)
     “Product Trademarks”—Section 3.5(a)
     “Resolution Period” – Section 2.1(d)
     “Royalties” –Section 6.2
     “Rules” – Section 14.12(b)
     “Second Major Market Jurisdiction”—Section 4.3(b)
     “Serious Adverse Drug Experience”—Section 13.3(b)
     “Sublicensee” – Section 1.72
     “Technology Transfer Plan”—Section 8.2
     “Term”—Section 13.1.
     “Third Party License Fees”—Section 9.6(e)
     1.81 Interpretation
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          (a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);
          (b) “Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;
          (c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
          (d) Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
          (e) The recitals set forth at the start of this Agreement, along with the Exhibits and Schedules to this Agreement, and the terms and conditions incorporated in such recital, Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and Schedules and the terms and conditions incorporated in such recitals, Exhibits and Schedules, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Exhibits and Schedules, the terms of this Agreement shall control;
          (f) In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;
          (g) The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;
          (h) Unless otherwise provided, all references to Sections, Schedules and Exhibits in this Agreement are to Sections, Schedules and Exhibits of and to this Agreement;
          (i) All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years unless otherwise expressly
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provided; references to a “business day” herein shall mean a day when both Alpharma and Durect corporate headquarters are open during regular business hours for the conduct of normal business operations.
          (j) Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;
          (k) Any requirements of notice or notification by one Party to another shall be construed to mean written notice in accordance with Section 14.5; and
          (l) Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.
2. GOVERNANCE.
     2.1 Joint Executive Committee.
          (a) Members; Officers. The Parties hereby establish a joint executive committee (the “Joint Executive Committee” or “JEC”), which shall consist of up to [**] members with an equal number of members nominated by each of Durect and Alpharma. The initial members of the JEC are set forth on Schedule 2.1, as may be amended by the designating Party from time to time. Representatives of the JEC shall be employees of the respective Party or its Affiliates. Each of Durect and Alpharma may replace any or all of its representatives on the JEC at any time upon written notice to the other Party. Any member of the JEC may designate a substitute with due authority to temporarily attend and perform the functions of that member at any meeting of the JEC. Durect and Alpharma each may, in its discretion, invite non-member representatives that are employees of such Party (or such Party’s Affiliates) and, with the other Party’s consent, consultants to attend meetings of the JEC. The JEC shall be chaired by a representative of Alpharma (or its Affiliates), as such representative may be changed by Alpharma at any time. The chairperson shall appoint a secretary of the JEC, and such secretary shall serve for such term as designated by the chairperson. The initial chairperson is designated on Schedule 2.1.
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          (b) Responsibilities. The JEC shall perform the following functions:
          (i) manage and oversee the interactions and performance of the Parties pursuant to the terms of this Agreement (including the development and Regulatory Approval process of the Product in the Territory);
          (ii) review and approve any modifications or amendments to the Development Plan and Development Plan Budget;
          (iii) review and advise Alpharma regarding final label indications for the Product in Subterritory A and Major Market Jurisdictions;
          (iv) at each meeting, as applicable, review the Product development status and expenditures with the activities, timelines and budget set forth in the Development Plan as well as discuss any deviations from the Development Plan;
          (v) recommend further development activities after Regulatory Approval of the Product in each Jurisdiction, including Phase 4 studies;
          (vi) review and evaluate the progress of the JDC;
          (vii) in accordance with the procedures established in Section 2.1(d), resolve disputes, disagreements and deadlocks unresolved by the JDC;
          (viii) review and advise Alpharma regarding Alpharma’s publication strategy for scientific publications relating to the Product other than medical education and marketing publications;
          (ix) consider and approve the development of any Line Extensions to the Product in the Territory;
          (x) establish trademark usage and quality standards in accordance with Section 9.8; and
          (xi) have such other responsibilities as may be assigned to the JEC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
          (c) Meetings. The JEC shall meet in person, by video teleconference or by telephone initially at least [**] prior to the first Regulatory Approval of a Product in
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Subterritory A and thereafter at least [**], and more frequently as Durect and Alpharma deem appropriate or as required to resolve disputes, disagreements or deadlocks in the JDC, on such dates, and at such places and times, as the Parties shall agree. From time to time, each Party may request a JEC meeting upon notice to the other Party specifying the subject matters to be discussed, and the Parties shall convene such JEC meeting within [**] of the date of the notice. Meetings of the JEC that are held in person shall alternate between the offices of Durect and Alpharma (or the offices of their Affiliates designated by such Parties), or such other place as the Parties may agree. The members of the JEC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.
          (d) Decision-making. The JEC may make decisions with respect to any subject matter that is subject to the JEC’s decision-making authority and functions as set forth in Section 2.1(b). All decisions of the JEC shall be made by unanimous vote or written consent, with Durect and Alpharma each having, collectively, one vote in all decisions. The JEC shall use good faith and reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it. With respect to all matters that are subject to the JEC’s decision-making authority, if the JEC cannot reach consensus within [**] after it has met and attempted to reach such consensus, including discussions between the Alliance Managers, the matter shall be referred on the [**] to the designated executive officers (“Designated Executives”) of Alpharma and Durect who shall meet as soon as practicable, but no later than [**] after such referral, to attempt in good faith to resolve the dispute. If the dispute related to the matter is not resolved by the Designated Executives by mutual agreement within [**] after a meeting to discuss the dispute (such [**] period after the meeting of the Designated Executives shall be referred to as the “Resolution Period”), [**].
     2.2 Joint Development Committee.
          (a) Members; Officers. The Parties hereby establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall consist of up to [**] members with an equal number of members nominated by each of Durect and Alpharma, one of whom shall be designated by Alpharma as chairman. The initial representatives on the JDC are set forth on Schedule 2.2, as may be amended by the designating Party from time to time. Each
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of Durect and Alpharma may replace any or all of its representatives on the JDC at any time upon notice to the other Party. Such representatives shall be employees of each such Party or its Affiliates, and those representatives of each such Party shall, individually or collectively, have expertise in pharmaceutical drug development, regulatory matters, manufacturing, Clinical Trials, Non-Clinical studies and/or other expertise to the extent relevant. Any member of the JDC may designate a substitute with due authority to temporarily attend and perform the functions of that member at any meeting of the JDC. Durect and Alpharma each may invite non-member representatives that are employees of Alpharma or Durect (or their Affiliates) or external consultants of a Party to attend meetings of the JDC, provided that such external consultants have signed customary confidentiality agreements. The secretary of the JDC shall initially be designated by Alpharma and thereafter alternate between a representative of Durect and a representative of Alpharma.
          (b) Responsibilities. The JDC shall perform the following functions:
          (i) review and monitor the progress of the Development Program in accordance with the Development Plan;
          (ii) monitor the progress of regulatory filings and submissions for the Product in the Territory;
          (iii) facilitate the exchange of information and coordinate between the Parties as necessary or useful for development of the Product in the Territory;
          (iv) review a comparison of actual development costs of the Development Program to the Development Plan Budget for the year-to-date on a quarterly basis, such comparison to be as current as practicable as of the date of the meeting at which the review occurs, which comparison will be used as a basis for evaluating proposed changes to the Development Plan and the Development Plan Budget; and
          (v) have such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
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          (c) Meetings. The JDC shall meet in person, by video teleconference or by telephone initially at least [**], and more or less frequently as Durect and Alpharma deem appropriate or as reasonably requested by either such Party, on such dates, and at such places and times, as such Parties shall agree. From time to time, each Party may request a JDC meeting upon written notice to the other Party specifying the subject matters to be discussed, and the Parties shall convene such JDC meeting within [**] of the date of the notice. Meetings of the JDC that are held in person shall alternate between the offices of Durect and Alpharma, or such other place as such Parties may agree. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.
          (d) Decision-making. The JDC may make decisions with respect to any subject matter that is subject to the JDC’s decision-making authority and functions as set forth in Section 2.2(b). All decisions of the JDC shall be made by unanimous vote or written consent, with Durect and Alpharma each having, collectively, one vote in all decisions. If, with respect to any matter that is subject to the JDC’s decision-making authority, after all reasonable efforts to reach consensus have been exhausted, including discussions between the Alliance Managers, the JDC cannot reach consensus within [**] after it has first met and attempted to reach such consensus, the matter shall be referred on the [**] to the JEC for resolution. For all purposes under this Agreement, any decision made pursuant to this Section 2.2(d) shall be deemed to be the decision of the JDC. [**].
     2.3 Minutes of JEC and JDC Meetings.
          (a) Definitive minutes of all JEC and JDC meetings shall be finalized no later than [**] after the meeting to which the minutes pertain, as follows:
          (i) Within [**] after a JEC or a JDC meeting, the secretary of such JEC or JDC shall prepare and distribute to all members of such JEC or JDC draft minutes of the meeting. Such minutes shall provide a list of any actions, decisions or determinations approved by such JEC or JDC and a list of any issues yet to be resolved (listing responsible persons and target completion dates), either within such JEC or JDC, or through the relevant escalation process.
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          (ii) The secretary of such JEC or JDC shall have [**] after distribution of the draft minutes to discuss each JEC or JDC member’s comments and finalize the minutes. The secretary and chairperson(s) of such JEC and JDC shall each sign and date the final minutes. The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.
          (b) If at any time during the preparation and finalization of JEC or JDC meeting minutes, the JEC and JDC members do not agree on any issue with respect to the minutes, such issue shall be resolved as provided in Section 2.1(d) or 2.2(d), as the case may be. The decision resulting from the foregoing process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to the foregoing process shall be finalized within the [**] period as provided in Section 2.3(a).
     2.4 Duration of Committees. The JEC shall exist until the termination of this Agreement, unless [**], and the Parties shall thereafter agree to alternative ways to cover the responsibilities and duties of the JEC. The JDC shall exist until [**], and the Parties shall thereafter discuss alternative ways to cover the responsibilities and duties of the JDC.
     2.5 Expenses. Each Party shall be responsible for all travel and related Costs for its members and other representatives to attend meetings of, and otherwise participate on, a Committee.
     2.6 Alliance Managers. Each of Durect and Alpharma shall appoint one employee representative who possesses a general understanding of Clinical, regulatory, manufacturing and marketing issues to act as its respective alliance manager for this relationship (each, an “Alliance Manager”). The initial Alliance Managers are set forth on Schedule 2.6, as amended by the designating Party from time to time. Each of Durect and Alpharma may replace its respective Alliance Manager at any time upon written notice to the other. Any Alliance Manager may designate a substitute with due authority to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. Each Alliance Manager will also be responsible for:
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          (a) providing a single point of communication for seeking consensus both internally within the respective Party’s organizations and between the Parties regarding business, contractual and strategic issues;
          (b) identifying and raising cross-Party and/or cross-functions disputes to the appropriate Committee in a timely manner; and
          (c) planning and coordinating internal and external communications.
     The Alliance Managers shall be entitled to attend meetings of any of the Committees, but shall not have, or be deemed to have, any rights or responsibilities of a member of any Committee. Each Alliance Manager may bring any matter to the attention of any Committee where such Alliance Manager reasonably believes that such matter requires such attention.
     2.7 Scope of Committees. Alpharma and Durect have chartered the Committees with a belief that vigorous interaction and cooperation between the Parties are essential for the success of the Product. For the JEC and JDC, each Party shall use all reasonable efforts to reach consensus decisions at the JEC or JDC level respectively. Nothing in this Section 2, and no decision made by the JEC or JDC under Sections 2.1(d) or 2.2 (d) shall be deemed to modify or supersede any express term or condition set forth in this Agreement, nor any decision or decision-making authority expressly provided to a Party in this Agreement. For clarity, no Committee shall have the authority to make any determination that any Party is in breach of this Agreement.
3. GRANT OF RIGHTS.
     3.1 Rights Granted to Alpharma. On the terms and subject to the conditions of this Agreement, Durect hereby grants to Alpharma:
          (a) the exclusive right and license to make, have made, use, offer for sale, sell and import the Product in the Territory, including the right to record sales for its own account;
          (b) in each case, solely for use in the Field and Territory and in connection with Alpharma’s development and Commercialization of the Product and to otherwise exercise Alpharma’s rights and perform its obligations under this Agreement:
          (i) an exclusive license under the Product Patents Rights and Product Know-How;
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          (ii) [**];
          (iii) [**]; and
          (iv) subject to the terms of the [**] Agreement, an exclusive sublicense under Durect’s license to the [**] Intellectual Property; and
          (c) an exclusive license and right of cross-reference to all Development Data Controlled by Durect in existence as of the Effective Date solely to exercise its rights and licenses under this Agreement with respect to the Product.
     3.2 Sublicense Rights. Alpharma shall have the right, [**] to delegate rights and obligations hereunder to an Affiliate and to appoint Affiliates to Commercialize the Product in the Territory. Furthermore, Alpharma shall have the right to appoint any Third Party designee(s) to develop, manufacture and Commercialize the Product in the Territory alone or in combination with Alpharma or its Affiliates and/or to sublicense the rights granted to it under Section 3.1; provided that in the event of any sublicense or delegation of rights by Alpharma hereunder, such sublicense or delegation shall be subject to the terms and conditions of this Agreement that, by their terms, are applicable to such sublicense or delegation, and the sublicense or delegation by Alpharma hereunder shall not relieve Alpharma of its obligations under the Agreement.
     3.3 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of 11 U.S.C. Section 365(n), licenses of rights to intellectual property as defined in Title 11. Each Party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. Section 365(n).
    3.4 Exclusivity. (a) (a) During the Term of this Agreement, Durect and its Affiliates shall not develop or manufacture (except in performance of this Agreement) nor Commercialize, and shall not grant any rights or licenses to any Third Party to develop or manufacture (except in performance of this Agreement) or Commercialize the Product in the Territory.
     (b) During the Term of this Agreement, neither Party nor its Affiliates shall directly or indirectly develop or Commercialize a Competitive Product in the Territory, nor sponsor, license or contract with a Third Party to do any of the foregoing acts. Notwithstanding the foregoing, however, but subject to Sections 3.1 and 3.2, however, in the
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event of a Change of Control of a Party, the restrictions contained in this Section 3.4(b) shall[**]. In the event that a Party or one of its Affiliates obtains “control” (as defined in Section 1.2) [**] such Party shall, [**] such control.
          3.5 Trademarks; Logos.
          (a) Product Trademarks. Alpharma shall have the right to select the Product name and all trademarks used in connection with the marketing, promotion and Commercialization of the Product including special promotional or advertising taglines used in connection with the marketing of the Product, in each case in the Territory (all such trademarks specific to the Product, with exception of the Durect Trademark, including all goodwill associated therewith, and all applications, registrations, extensions and renewals relating thereto, shall be referred to as “Product Trademarks”). During the Term of the Agreement, Alpharma shall be the exclusive owner of the Product Trademarks and all goodwill associated therewith, and shall use Commercially Reasonable Efforts to register and maintain, at its Cost, such Product Trademarks as shall be used for the Commercialization of the Product in the Territory.
          (b) License to Durect Trademark. Subject to the provisions of this Agreement and for the Term hereof, Durect hereby grants to Alpharma an exclusive license to use the Durect Trademark in the Territory solely in connection with the Commercialization of Product in the Territory. Alpharma agrees that all use of the Durect Trademark by Alpharma shall inure to the benefit of and be on behalf of Durect. Alpharma agrees that it will not challenge the title or ownership of Durect in the Durect Trademark, or attack or contest the validity of such trademark.
          (c) Durect Rights. To the extent permitted by Applicable Laws, at Durect’s election, the labels and packaging of all Product to be marketed, distributed or sold in any Jurisdiction shall include text identifying Durect as the licensor of the Product and a Durect trademark (other than ELADUR™) selected by Durect to be placed in a size and location determined in the reasonable, good faith discretion of Alpharma, provided that such mark: (i) is used in a consistent and noticeable manner sufficient to constitute trademark usage under Applicable Law, (ii) is clearly identified as a trademark (i.e., through the use of a “®”, “™” or other appropriate identifier) and (iii) is not used as combination marks with other marks or
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trademarks. Furthermore, Product labels and packaging shall bear appropriate patent markings and notices as may be applicable.
          3.6 Right of [**] Regarding [**]. Commencing at any time upon [**] establishment of a development program for a [**], if any, if [**] desires to seek a Third Party to collaborate in the development and/or Commercialization of such [**] or if [**] elects to Commercialize such [**], it shall provide written notice thereof (“First Refusal Notice”) to [**] and provide information reasonably requested by [**] regarding such [**]. Upon receipt of a First Refusal Notice, [**] shall have [**] to (i) notify [**] in writing if it desires to participate with [**] in the further development and/or Commercialization of the [**] or (ii) decline to bid. If [**] does not respond in writing to the First Refusal Notice or notifies [**] that it declines to bid within such [**] period, then it shall no longer have any rights with respect to the [**]. If [**] provides [**] with timely notice of its interest in participating in the development and Commercialization of such [**], then the Parties shall attempt in good faith to negotiate the terms of an agreement for [**] to participate with [**] in the development or Commercialization of the [**] for a period of [**] (which may be extended upon written agreement of the Parties) (“Negotiation Period”). If, despite such good faith negotiations, [**] are unable to enter into a definitive agreement during such Negotiation Period, then [**] will thereafter be free to develop or Commercialize such [**] itself or enter into agreement(s) with Third Parties for the development and Commercialization of such [**]; provided that if thereafter [**] intends to license Commercialization rights to such [**] to a Third Party more than [**] after the end of the last Negotiation Period with respect to such [**] or intends to license Commercialization rights to such [**] to a Third Party on terms and conditions more favorable to the Third Party when all such terms and conditions are taken in the aggregate than those last offered to [**] shall first re-offer such opportunity to [**] by delivering a new First Refusal Notice to [**] and provide to [**] any updated information reasonably requested by [**] regarding such [**], in which case the second, third, fourth and fifth sentence of this Section 3.6 shall apply to such new First Refusal Notice. Notwithstanding anything herein to the contrary in this Section 3.6, however: (a) [**] shall have no further rights to any [**] if the Parties have not entered into a definitive agreement after [**] has been offered such [**] in accordance with the terms hereof and after the elapse of [**] full Negotiation Periods, provided the last offer was made to [**] after such [**] had completed [**].
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4. DEVELOPMENT AND REGULATORY.
     4.1 Development Generally. Commencing upon the Effective Date and subject to Section 4 and other terms of this Agreement, as between Durect and Alpharma, Alpharma shall be responsible, at its sole Cost, for development of and procuring Regulatory Approval for the Product in the Territory (all such activities the “Development Program”).
     4.2 U.S. Development.
          (a) Development Plan. As of the Effective Date, the Parties have agreed upon a development plan (the “Development Plan”) covering the activities necessary for developing the Product through Regulatory Approval in Subterritory A, including a budget (the “Development Plan Budget”), activities related to CMC development, Clinical and Non-Clinical development, Regulatory Approval strategy, capital expenses that are specific to the Product, activities associated with manufacturing of Product for use in Clinical Trials, process development, scale-up for providing clinical supplies, and technology transfer (including process development, scale up and validation activities) as needed to establish commercial scale manufacturing of the Product for Subterritory A, and other key elements reasonably necessary for the Parties to fulfill their development responsibilities to each other under the terms of the Agreement. After the Effective Date, Alpharma shall thereafter update the Development Plan in accordance with Alpharma’s normal planning cycle, but no less frequently than [**] a year, and provide a copy thereof to the JEC for review and approval. In the event that the JEC does not unanimously approve any such update, then such matter shall be resolved in accordance with Section 2.1(d).
          (b) Trials and Regulatory. Pursuant to the Development Plan and subject to this Section 4 and other terms of this Agreement, Alpharma shall use Commercially Reasonable Efforts to conduct such Preclinical and Non-Clinical trials and Clinical Trials, at its own Cost, as necessary to seek and maintain Regulatory Approval of the Product in Subterritory A. Alpharma shall also use Commercially Reasonable Efforts to obtain Regulatory Approvals for the Product in Subterritory A, including compiling, submitting and prosecuting all necessary data, documents and Regulatory Approval Applications (including labeling), in a format acceptable to the applicable Regulatory Authorities in Subterritory A. If and when any Regulatory Approval is secured anywhere in Subterritory A, Alpharma shall thereafter use
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Commercially Reasonable Efforts to maintain such Regulatory Approval and pay all user fees and other costs required to maintain such Regulatory Approval.
          (c) Development Diligence. Alpharma shall use Commercially Reasonable Efforts to develop the Product through Regulatory Approval in Subterritory A at its sole Cost. Without limiting the foregoing, Alpharma will use its Commercially Reasonable Efforts to perform the activities and to meet the timeline in the Development Plan. If, at any time, Alpharma materially defaults on any of its development obligations with respect to Subterritory A set forth in Section 4 and fails to cure such default within [**] after receipt of written notice of termination from Durect, Durect shall have the right to terminate Alpharma’s rights with respect to Subterritory A; provided, however, if the failure is not reasonably capable of being cured within the [**] cure period by Alpharma and Alpharma is making a good faith effort to cure such failure, Durect may not terminate Alpharma’s rights in Subterritory A; provided further, however, that Durect may terminate Alpharma’s rights in Subterritory A if such failure is not cured within [**] of Durect’s original notice of termination. In the event Durect terminates Alpharma’s rights with respect to Subterritory A hereunder: (i) Subterritory A shall thereafter be deemed a Terminated Country and no longer be included in the Territory, and (ii) Durect shall have the rights set forth in Section 13.7 with respect to Subterritory A. The foregoing termination rights of Durect shall be Durect’s sole and exclusive remedy and Alpharma’s sole and exclusive liability for any failure by Alpharma to develop and Commercialize the Product in Subterritory A.
          4.3 Development and Commercialization Diligence Outside the U.S.
          (a) Not later than [**] after the Effective Date, the Parties will jointly begin an assessment of the market opportunity for the Product for Subterritories B, C and D and develop criteria for determining which such Jurisdictions present significant commercial potential for the Product and are subject to the obligations of this Section 4.3. Not later than [**] after the Effective Date, the Parties will complete such assessment and the development of such criteria, and identify each Jurisdiction outside of the U.S. in which the development and Commercialization of Products by Alpharma shall be subject to the obligations of this Section 4.3 (each such country, a “Major Market Jurisdiction”). Thereafter, the Parties shall review such designations annually and determine whether previously designated countries should
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remain or cease to remain Major Market Jurisdictions and whether additional countries should be designated as Major Market Jurisdictions. If the Parties do not agree upon the designation of a country as a Major Market Jurisdiction or whether a country should remain or cease to remain a Major Market Jurisdiction, the Parties shall submit the matter to the JEC for resolution in accordance with Section 2.1(d). Notwithstanding the foregoing provisions of this Section 4.3 relating to the assessment, designation and review of Major Market Jurisdiction, the Jurisdictions listed on Schedule 4.3 are hereby categorized as Major Market Jurisdictions and shall not be subject to redesignation as non-Major Market Jurisdictions. Each Party shall bear its own Costs incurred in assessing, designating and reviewing Major Market Jurisdictions in accordance with this Section 4.3(a).
          (b) In at least one Major Market Jurisdiction (“First Major Market Jurisdiction”), Alpharma will either (i) initiate local Clinical Trials for a Product within [**] following U.S. Regulatory Approval or (ii) if local Clinical Trials are not required for Regulatory Approval in the First Major Market Jurisdiction, file an application for Regulatory Approval within [**] following U.S. Regulatory Approval. In at least one additional Major Market Jurisdiction (“Second Major Market Jurisdiction”), Alpharma will either (A) initiate local Clinical Trials for a Product within [**] following U.S. Regulatory Approval or (B) if local Clinical Trials are not required for Regulatory Approval in the Second Major Market Jurisdiction, file an application for Regulatory Approval within [**] following U.S. Regulatory Approval. If Subterritory C is not the First Major Market Jurisdiction or the Second Major Market Jurisdiction, then in addition to the foregoing requirements regarding the First Major Market Jurisdiction and the Second Major Market Jurisdiction, Alpharma will either (A) initiate local Clinical Trials for a Product in Subterritory C within [**] following U.S. Regulatory Approval or (B) if local Clinical Trials are not required for Regulatory Approval in Subterritory C, file an application for Regulatory Approval within [**] following U.S. Regulatory Approval. In all other Major Market Jurisdictions, Alpharma will use Commercially Reasonable Efforts to either (I) initiate local Clinical Trials for a Product within [**] following U.S. Regulatory Approval or (II) if local Clinical Trials are not required for Regulatory Approval in any such other Major Market Jurisdiction, file an application for Regulatory Approval within [**] following U.S. Regulatory Approval. For the avoidance of doubt, the filing of a Regulatory Approval Application with EMEA shall constitute filing of a
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Regulatory Approval Application in all Major Market Jurisdictions that are subject to EMEA’s regulatory authority, and initiating Clinical Trials for the purpose of supporting the filing of a Regulatory Approval Application with EMEA shall constitute initiating local Clinical Trials with respect to all Major Market Jurisdictions that are subject to EMEA’s regulatory authority.
          (c) After satisfying the requirements of Section 4.3 with respect to a Major Market Jurisdiction, Alpharma shall use Commercially Reasonable Efforts to obtain Regulatory Approval for and to Commercialize the Product in such Major Market Jurisdiction. [**].
          (d) If Alpharma fails to satisfy its obligations under this Section 4.3 with respect to a Major Market Jurisdiction, Durect shall thereafter have the right to terminate Alpharma’s rights in such Major Market Jurisdiction if Alpharma has not cured such failure within the [**] period following written notice of termination by Durect; provided, however, if the failure is not reasonably capable of being cured within the [**] cure period by Alpharma and Alpharma is making a good faith effort to cure such failure, Durect may not terminate Alpharma’s rights in such Major Market Jurisdiction; provided further, however, that Durect may terminate Alpharma’s rights in such Major Market Jurisdiction if such failure is not cured within [**] of Durect’s original notice of termination. Notwithstanding the foregoing, Alpharma shall be deemed to have satisfied its obligations under this Section 4.3 and shall retain rights to all Jurisdictions in the EU provided that Alpharma has satisfied its development and Commercialization obligations under this Section 4.3 in at least [**] of the Major Market Jurisdictions which are part of the EU. The Major Market Jurisdictions with respect to which Durect has terminated Alpharma’s rights hereunder will thereafter be deemed Terminated Countries and no longer be included in the Territory, and Durect shall have the rights set forth in Section 13.7 in such Terminated Countries. The foregoing termination rights of Durect shall be Durect’s sole and exclusive remedy and Alpharma’s sole and exclusive liability for any failure by Alpharma to develop and Commercialize the Product in any Major Market Jurisdiction.
          (e) Except as otherwise set forth in Section 4.3(a), if any dispute arises between the Parties regarding the matters set forth in Section 4.3, then such matter shall be submitted for resolution in accordance with Section 14.12.
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     4.4 Other Development Matters.
          (a) Prior to the first Regulatory Approval of the Product, Alpharma will provide to Durect draft forms of protocols for all studies required for seeking a label indication in Subterritory A and the Major Market Jurisdictions. Alpharma shall consider in good faith all comments provided by Durect in writing within the [**] period following Durect’s receipt of such protocols; provided that Alpharma shall have the sole discretion and authority to make all decisions with respect to final protocols and all other matters relating to development of the Product. Alpharma shall promptly provide Durect with a copy of all final reports and final protocols from Preclinical and Non-Clinical trials and Clinical Trials in Subterritory A and the Major Market Jurisdictions.
          (b) Promptly following, and in any event not later than [**] following, the Effective Date, Durect shall (i) transfer and assign to Alpharma ownership of all INDs held by Durect for the Product in the Territory, if any, including copies of any Regulatory Documentation regarding the Product in the Territory and (ii) transfer and assign to Alpharma, or to any Affiliate that Alpharma may specify, ownership of the Orphan Drug Designation received by Durect with respect to the Bupivacaine for PHN as described in Schedule 4.4 hereto and all other regulatory exclusivity rights, if any, held by Durect and its Affiliates with respect to the Product. In addition, promptly following the Effective Date, Durect shall transfer to Alpharma copies of all Development Data in existence as of the Effective Date. After such transfers and assignments by Durect, Alpharma shall be responsible for all Product-related reporting and other obligations to any Regulatory Authorities.
          (c) During the period that the JDC remains in existence, all significant Product-related regulatory decisions within the Subterritory A and the Major Market Jurisdictions shall be subject to review of the JDC. Durect shall have the right to review and comment upon material portions of regulatory filings and correspondence regarding major or material issues proposed to be made or sent with respect to the Product in Subterritory A and the Major Market Jurisdictions prior to their submission to Regulatory Authorities, provided that (i) such review opportunity may be provided by electronic access to drafts of such documents, (ii) the Alliance Managers will (with oversight from the JDC) coordinate the scope, timing and form of such document access in a manner that seeks to minimize administrative burden and (iii) for
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any comments from Durect to be considered, the comments shall be provided promptly and reasonably in advance of any deadlines or target dates for submission. Alpharma shall promptly provide to Durect copies of or electronic access to material portions of all such filings and correspondence from or to such Regulatory Authorities concerning the Product in Subterritory A and the Major Market Jurisdictions, provided that the Alliance Managers will (with oversight from the JDC) coordinate the scope, timing and form of all such document access in a manner that seeks to minimize administrative burden. With regard to the NDA in Subterritory A, Durect shall, at Alpharma’s request, assist Alpharma in creating and finalizing Modules 2 and 3. In addition, Durect shall, at Alpharma’s request, provide input for the creation and review of the Integrated Summary of Safety and the Integrated Summary of Efficacy. Upon request by Durect, other NDA sections or Modules will be available for review. At the request of Alpharma, Durect shall participate, at Alpharma’s Cost, in any conference or meeting with Regulatory Authorities with respect to the Product in Subterritory A and the Major Market Jurisdictions. Alpharma shall notify Durect in writing of its receipt of Regulatory Approval to market the Product in any Jurisdiction within [**] after receipt of any such approval.
     4.5 Line Extensions. In the event that Alpharma desires to develop Line Extensions to the Product which Alpharma deems beneficial to the Commercialization of the Product in the Territory, Alpharma shall deliver to the JEC a written proposal summarizing the proposed Line Extension together with a plan summarizing the activities necessary to develop the Line Extension through Regulatory Approval in the Territory similar to the approach outlined in the Development Plan. Upon receipt of such documentation, the JEC shall meet to discuss and consider such proposed Line Extension and approve any plans and budgets for any Durect Development Responsibilities. The Line Extension shall be encompassed in the definition of “Product” under the Agreement, and subject to all the terms and conditions applicable thereto under this Agreement.
     4.6 Durect Development Responsibilities.
     (a) Notwithstanding anything herein to the contrary, the following activities with respect to Product development are allocated to Durect (collectively “Durect Development Responsibilities”): (i) unless otherwise agreed upon by the Parties, all
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development activities through completion of Phase 2 [**]; (ii) Dosage Form Development; (iii) manufacturing and analytical method development, validation, stability and other CMC-related activities; (iv) management of any and all technology transfer, scale-up to commercial batch size and validation activities that may be required to enable any Person chosen by Alpharma to manufacture commercial supplies of the Product; (v) generation of necessary documents related to the Durect Development Responsibilities in order for Alpharma to perform Clinical Trials and file for Regulatory Approval in the Territory; and (vi) any other development activity allocated to Durect by Alpharma and agreed to by Durect. Durect shall use Commercially Reasonable Efforts to perform the Durect Development Responsibilities in accordance with the Development Plan (including Development Plan Budget and timeline set forth therein) for such Durect Development Responsibilities.
          (b) Subject to Section 7.5, Alpharma shall pay to Durect its Durect Development Costs incurred with the performance of the Durect Development Responsibilities on a monthly basis, net [**] from the receipt of an invoice therefor from Durect; provided that Alpharma shall have no obligation to reimburse Durect’s Development Costs in excess of the then-current Development Plan Budget, and Durect shall have no obligation to perform activities which would result in Durect incurring costs in excess of the then-current Development Plan Budget, in each case, until the JEC has approved any increase the Development Plan Budget.
          (c) Durect may, with the prior written consent of Alpharma (not to be unreasonably withheld, delayed or conditioned), retain Third Party contractors to perform some or all of the Durect Development Responsibilities so long as the Third Party is subject to the applicable terms of this Agreement, including confidentiality obligations to Durect that are no less stringent than the confidentiality obligations set forth in Section 10, and agrees to assign ownership of all work product and intellectual property rights relating to the Product resulting from such work to Durect. Durect’s selection of such Third Parties are subject to the prior written approval of Alpharma, such approval not to be unreasonably withheld, and all Durect Development Costs resulting from such Third Parties’ work shall be subject to audit by Alpharma. Durect will remain responsible to Alpharma for all Durect Development Responsibilities carried out by such Third Party contractors.
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     (d) In the event that Durect [**] included in the Durect Development Responsibilities, and provided that such [**] (i) [**] or (ii) [**] such Durect Development Responsibilities, then [**] such task included in the Durect Development Responsibilities [**].
     4.7 Development Data. Alpharma will exclusively own all Development Data which comes into existence after the Effective Date, and Durect hereby assigns to Alpharma all rights, title and interests therein Controlled by Durect or any of its Affiliates.
     4.8 Reporting Adverse Events. Commencing on the Effective Date, as between the Parties, Alpharma shall be responsible for collection, investigation, reporting of information concerning adverse events with respect to the Product (as defined in the then current edition of ICH Guidelines and any other relevant regulations or regulatory guidelines) or any other safety problem of significance (each such adverse event or problem, an “Adverse Event”) to the appropriate Regulatory Authorities in the Territory in accordance with Applicable Laws. Alpharma will require that its Affiliates and Sublicensees comply with all Adverse Event reporting obligations. In any event, Alpharma shall inform Durect of any Serious Adverse Drug Experience relating to the Product or Bupivacaine of which it becomes aware in a timely manner commensurate with the seriousness of the Adverse Event.
     4.9 Permitted Development Personnel. During the Term of the Agreement, each Party will not engage, retain or employ any employees, subcontractors or consultants to perform any part of the Development Program that (A ) have been debarred or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a (or equivalent law in any applicable Jurisdiction), or (B) is under indictment for a crime for which a person or an entity could be debarred under 21 U.S.C. Section 335a (or equivalent law in any applicable Jurisdiction).
5. DISTRIBUTION AND PROMOTION.
     5.1 Generally. As between the Parties, Alpharma will be exclusively responsible for Commercializing the Product in the Territory and all Costs associated therewith.
     5.2 Post-Registration Studies. Alpharma shall prolong the life cycle of the Product in Subterritory A and the Major Market Jurisdictions to the extent Alpharma determines it is Commercially Reasonable to do so. If Alpharma performs any Phase 4 Clinical Trial or other
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Clinical Trial of the Product in Subterritory A and the Major Market Jurisdictions following receipt of Regulatory Approval for the Product (each, a “Alpharma Post-Registration Study”), Alpharma shall provide Durect with draft forms of summary protocols for major studies before commencement of any such study. Alpharma shall consider in good faith all comments provided by Durect in writing within the [**] period following Durect’s receipt of such protocols; provided, that Alpharma shall have the sole discretion and authority to make all decisions with respect to the final protocols and all other matters relating to Alpharma Post-Registration Studies. Alpharma shall also promptly provide to Durect a copy of final protocols and reports from such Alpharma Post-Registration Studies. Alpharma shall bear the Costs of all Alpharma Post-Registration Studies. For the avoidance of doubt, Alpharma Post-Registration Studies shall include any Clinical Trials required as a condition to, or for the maintenance of, Regulatory Approval of the Product in Subterritory A and the Major Market Jurisdictions.
     5.3 Alpharma Responsibilities; Rights. In connection with its responsibilities for distribution, marketing and sales of the Product in the Territory, Alpharma shall, at its Cost, provide for all sales force personnel (including sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, forecasting and other related facilities and services necessary for such Commercialization.
     5.4 Annual Commercialization Reports. Following the end of each fiscal year after the First Commercial Sale of the Product in Subterritory A or any Major Market Jurisdiction, Alpharma shall provide Durect with an annual summary of Alpharma’s efforts and plans for the Commercialization of the Product in Subterritory A and the Major Market Jurisdictions as applicable. In addition, the Alpharma Alliance Manager shall provide reasonable summary information concerning Commercialization matters to the Durect Alliance Manager from time to time, as reasonably requested by Durect. To the extent commercially feasible and permitted by Applicable Laws, all promotional materials shall include an acknowledgment of Durect as the developer and licensor of the Product.
     5.5 Sales Forces. Alpharma shall employ or contract appropriately experienced sales forces to detail the Product in Subterritory A and the Major Market Jurisdictions in which
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Regulatory Approvals for the Product are obtained, and [**]. In addition, Alpharma agrees that for the [**] after First Commercial Sale of the Product in Subterritory A and the Major Market Jurisdictions in which Regulatory Approvals for the Product are obtained, the sales force will promote the Product [**].
6. PAYMENTS.
     6.1 One-time Payments to Durect. Alpharma shall, against invoice, pay to Durect the following one-time, non-refundable and non-creditable payments (each a “One-Time Payment”) within [**] after the occurrence of the specific event (in the case of the One-Time Payment payable upon the occurrence of Milestone No. 1 set forth in the table below), within [**] after the occurrence of the specific event (in the case of each of the One-Time Payments payable upon the occurrence of Milestone Nos. 2 — 12 set forth in the table below) and concurrently with the payment of Royalties based on the applicable quarterly report (in the case of each of the One-Time Payments payable upon the occurrence of Milestone Nos. 13 — 15 set forth in the table below). The One-Time Payments will be part of the consideration for the license granted in Section 3.1.

Milestone		One-Time Payments to
No.	Timing	Durect (U.S. Dollars)
1	The Effective Date of this Agreement	Twenty Million Dollars ($20,000,000)
[**]
Each Party shall promptly notify the other Party when any event triggering a One-Time Payment listed above has occurred, with payments [**] based on the latest quarterly report due [**] after the end of the applicable quarter.
     6.2 Royalties. Subject to the other provisions of this Section 6, Alpharma shall pay Royalties to Durect in respect of the license granted to Alpharma by Durect hereunder on a Jurisdiction-by-Jurisdiction basis for the applicable Royalty Term. In a Jurisdiction where the Patent Royalty Term is in effect, Alpharma shall owe Durect Patent Royalties with respect to calendar year Net Sales of Product in such Jurisdiction. In a Jurisdiction where the Know-How Royalty Term is in effect, Alpharma shall owe Durect Know-How Royalties with respect to calendar year Net Sales of Product in such Jurisdiction. The aggregate of all Patent Royalties
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and Know-How Royalties that are due to Durect in any Annual Net Sales Period (as defined below) shall be referred to herein as “Royalties.”
          (a) Patent Royalties. Patent Royalties shall begin to accrue in accordance with the charts set forth below, on a Jurisdiction-by-Jurisdiction basis, on Net Sales within the Territory during the period commencing on the date of the First Commercial Sale of the Product in such Jurisdiction and shall be payable until, the later of the expiration of (i) all Patents containing one or more Valid Claims that would be infringed by the development, manufacture, sale, offer for sale, use, importation or exportation of the Product, or (ii) Marketing Exclusivity Rights in such Jurisdiction (such period the “Patent Royalty Term”). Notwithstanding the foregoing however, if, during a given calendar quarter during the Patent Royalty Term, there is a Generic Product commercially sold by a Third Party in a Jurisdiction, then so long as such Generic Product is being sold by such Third Party, the Royalties due with respect to Net Sales in such Jurisdiction for such quarter during the Patent Royalty Term shall be reduced by [**] percent ([**]%) of the rates set forth in the charts below in this Section 6.2(a).
For Sales in Subterritory A

Aggregate Annual Net Sales in
Subterritory A	Royalty to Durect (percent of Net Sales)
Up to $[**] annual sales:	[**] %
>$[**] annual sales:	[**] %
>$[**] annual sales:	[**] %
>$[**] annual sales:	[**] %
>$[**] annual sales:	[**] %
For Sales in Subterritory B, Subterritory C and Subterritory D in the aggregate

Aggregate Annual Net Sales in
Subterritory B, Subterritory C and
Subterritory D	Royalty to Durect (percent of Net Sales)
Up to $[**] annual sales:	[**] %
>$[**] annual sales:	[**] %
>$[**] annual sales:	[**] %
>$[**] annual sales:	[**] %
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The Royalty rates set forth above shall apply only to that portion of Net Sales within the applicable tier of Net Sales.
The periods by which annual Net Sales are measured for purposes of this Section 6.2 shall be a calendar year (each, an “Annual Net Sales Period”) except that the first Annual Net Sales Period shall begin on the first day of the calendar quarter preceding the First Commercial Sale and continue to the end of the calendar quarter ending on December 31st of that calendar year. For purposes of illustration, see Example 1 in Schedule 6.2.
     (b) Know-How Royalties. Know-How Royalties shall accrue, on a Jurisdiction-by-Jurisdiction basis, on Net Sales in the Jurisdiction during any portion of the applicable Royalty Term that remains after the expiration of the applicable Patent Royalty Term (the “Know-How Royalty Term”). Subject to the other provisions of this Section 6, if the Know-How Royalty Term is in effect in a Jurisdiction, Alpharma shall pay Durect Know-How Royalties with respect to the aggregate annual Net Sales in such Jurisdiction at a rate of [**]% of the rates set forth in the tables set forth in Section 6.2(a). The first Annual Net Sales Period in which Know-How Royalties are payable shall begin on the first day of the Know-How Royalty Term and continue to the end of the calendar quarter ending on December 31st of that calendar year. For purposes of illustration, see Example 2 in Schedule 6.2.
     6.3 Sublicense Income. In addition to the Royalties payable to Durect under Section 6.2 and the One-Time Payments payable to Durect under Section 6.1, if Alpharma grants a Sublicense under Section 3.2 with respect to a Jurisdiction, Alpharma shall thereafter pay Durect, within [**] after the receipt thereof by Alpharma, [**] percent ([**]%) of the portion of any Sublicense Fees received by Alpharma that exceeds the aggregate of all One-Time Payments payable by Alpharma to Durect with respect to such Jurisdiction.
     6.4 Existing Third Party Royalties. Durect shall be solely responsible for payment of [**] percent ([**]%) of all financial obligations to [**] under the [**] Agreement.
7. PAYMENTS AND REPORTS.
     7.1 Payments of Royalties. Beginning [**] after the end of the calendar quarter in which the First Commercial Sale is made and for each calendar quarter thereafter (no later than [**] after the end of such calendar quarter), Alpharma shall submit a statement to Durect, which shall
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set forth the amount of Net Sales in the Territory by Jurisdiction, during such quarter, and the calculation of Royalties due on such Net Sales in each Jurisdiction and in the aggregate for the Territory for such quarter. Each such statement shall be accompanied by the payment, if any, due to Durect.
     7.2 Mode of Payment for One-Time Payments and Royalties. Alpharma shall make all payments required under this Agreement by wire transfer to any account specified by Durect or as otherwise directed by Durect from time to time in Dollars.
     7.3 Currency Conversion. Royalties with respect to any Net Sales in Jurisdictions where the Dollar is not used as currency shall be calculated by converting the amount of Net Sales into the corresponding amount in Dollars and applying the applicable Royalties percentage under Section 6 to such amount. The currency conversion shall be made using the average of the rates of exchange for the conversion of the currency in which sales were made to Dollars over the calendar quarter during which such sales were made, as such rates are published by the Wall Street Journal, Western Edition.
     7.4 Records Retention. Alpharma, its Sublicensees, Durect and each such Party’s respective Affiliates shall keep complete and accurate records pertaining to Durect Development Costs and the sale of Product and the calculation of Net Sales in the Territory, as applicable, to permit the determination of Durect Development Costs and Royalties for a minimum period of [**] after the calendar year in which such sales or costs were occurred, and in sufficient detail to permit the Parties to confirm the accuracy of each of the foregoing.
     7.5 Audit Request. During the Term of this Agreement and for a period of [**] thereafter, at the request and Cost of a Party (the “Auditing Party”), Durect and its Affiliates (in the case of a request by Alpharma) or Alpharma and its Affiliates and Sublicensees (in the case of a request by Durect) (the “Audited Party”) shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable advance notice of not less than [**], but not more often than [**] in each calendar year, to examine such records during the [**] prior to the notice as may be necessary to determine the correctness of any report or payment made under this Agreement or obtain information as to the determination of the Durect Development Costs, Net Sales and Royalties payable for any calendar quarter in such audited period. Results of any such
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examination shall be made available to all Parties except that said independent, certified public accountant shall verify to the Auditing Party such amounts and shall disclose no other information revealed in such audit. The examination shall also include disclosure of the methodology and calculations used to determine the results. The said independent, certified public accountant shall execute a written confidentiality agreement with the Audited Party.
     7.6 Cost of Audit. The Auditing Party shall bear the full Cost of the performance of any audit requested by the Auditing Party except as hereinafter set forth. If, as a result of any inspection of the books and records of the Audited Party, it is shown that payments made by one Party to the other under this Agreement were less than the amount which should have been paid (in the case of Royalties) or the amount of costs charged by one Party to the other Party were more than the amount that should have been charged (in the case of Durect Development Costs), then the under-paying or over-charging Party, as applicable, shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within [**], including in each case interest at the rate of [**] percent ([**]%) per month (or the maximum interest allowable by Applicable Law, whichever is less) for the amount of the discrepancy. Furthermore, if the payments made were less than [**] percent ([**]%) of the amount that should have been paid during any calendar year, or if there was an overcharge of more than [**] percent ([**]%) of the amount of that was owed, in either case due to the error of the Audited Party, the Audited Party shall also reimburse the Auditing Party for reasonable Costs incurred by the Auditing Party in respect of such audit.
     7.7 No Non-Monetary Consideration for Sale. Alpharma and its Sublicensees and Affiliates shall not accept or solicit any non-monetary consideration for the sale of the Product without the prior written consent of Durect, provided, however, the use by Alpharma and its Affiliates of a customary and reasonable amount of the Product for promotional sampling, compassionate use or donations shall not violate this Section 7.7.
8. COMMERCIAL SUPPLY OF PRODUCT
     8.1 Responsibility. Alpharma shall use Commercially Reasonable Efforts, at its sole Cost, to manufacture the Product for Clinical use and Commercialization in the Territory in compliance with the terms and conditions of this Agreement. At Alpharma’s election, Durect shall assign the [**] Agreement to Alpharma within [**] of the Effective Date.
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     8.2 Technology Transfer. In the event that Alpharma elects to have Product manufactured by itself or a CMO other than [**], Durect shall use Commercially Reasonable Efforts to provide in a timely manner such of Manufacturing Technology Controlled by Durect in order for Alpharma or the CMO selected by Alpharma to manufacture the Product, and shall use Commercially Reasonable Efforts to provide technical assistance to enable the use of such Manufacturing Technology to manufacture the Product, such assistance to be detailed in a technology transfer plan to be agreed upon by the Parties (the “Technology Transfer Plan”). Alpharma shall reimburse Durect its Durect Development Costs incurred in providing the Manufacturing Technology and technical assistance in accordance with a budget therefor to be agreed by the Parties in advance. Durect shall be reimbursed by Alpharma on a monthly basis, within [**] of receipt of an invoice setting forth such Durect Development Costs.
     8.3 Commercial Supply in Territory. Alpharma shall have sole responsibility (including complete decision making authority and discretion) to manufacture or have manufactured Product for the Commercialization of the Product in the Territory, and shall use Commercially Reasonable Efforts to maintain or arrange for sufficient manufacturing capacity to meet the reasonably anticipated market demand for the Product in the Territory.
9. INTELLECTUAL PROPERTY.
     9.1 Ownership of Collaboration Inventions. Subject to the terms hereof, including the licenses and other rights granted hereunder, all Collaboration Inventions shall be owned as follows:
     (a) [**] Collaboration Inventions (including all Patents and other Intellectual Property Rights relating thereto) that relate to the Product (including, inter alia, components thereof, its composition or formulation, methods of manufacture, processing, finishing, packaging and methods of use), without regard to inventorship (each such Collaboration Invention a “Product Collaboration Invention”).
     (b) With respect to Collaboration Inventions that do not constitute Product Collaboration Inventions, [**] such Collaboration Inventions (including all Patents and other Intellectual Property Rights relating thereto) [**] its employees and/or Third Parties acting on behalf of Durect in the performance of the Development Plan and other activities undertaken by it under this Agreement (each such Collaboration Invention a [**].
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          (c) With respect to Collaboration Inventions that do not constitute Product Collaboration Inventions, [**] such Collaboration Inventions (including all Patents and other Intellectual Property Rights relating thereto) [**] its employees and/or Third Parties acting on behalf of Alpharma in the performance of the Development Plan and other activities undertaken by it under this Agreement (each such Collaboration Invention, an [**].
          (d) With respect to Collaboration Inventions that do not constitute Product Collaboration Inventions, the Parties shall jointly own all Joint Inventions (as defined below) and, subject to the rights granted each Party under this Agreement and except as otherwise specifically provided under this Agreement, each Party may make, use, sell, keep, license or assign its interest in Joint Inventions and otherwise undertake all activities a sole owner might undertake with respect to such Joint Inventions, without the consent of and without accounting to the other Party. “Joint Invention” means a Collaboration Invention which is not a Product Collaboration Invention for which: (i) one or more employees, consultants or agents of Durect or any other persons obligated to assign such Collaboration Invention to Durect; and (ii) one or more employees, consultants or agents of Alpharma or any other persons obligated to assign such Collaboration Invention to Alpharma, are joint inventors of such Collaboration Invention. The term “joint inventors,” as it applies generally to Collaboration Inventions, shall be construed in accordance with how that term is used pursuant to United States patent law.
          (e) Subject to appropriate confidentiality undertakings, each Party shall notify the other Party promptly after the completion of invention disclosure statements (or similar type of internal process employed by such Party for recording or recognizing inventions) for each Collaboration Invention (or, if any provisional or other patent application is filed claiming such invention, promptly upon such filing), and shall provide a copy of written documentation of the Collaboration Invention suitable to describe the invention and identify any inventors participating in the invention (or, if any patent application is filed, a full and complete copy of the documents submitted to the relevant patent office) to the other Party.
          (f) Each Party may use and practice its own Collaboration Inventions in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without an obligation to notify the other Party of such intended use or to pay royalties or other compensation to the other by reason of such use. For the avoidance of doubt,
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neither Party is granted any license rights to any Intellectual Property Rights of the other Party which may be required for such Party to use a Collaboration Invention, unless otherwise expressly granted herein or as may be necessary to fulfill the intent of this Agreement.
          (g) Each Party shall, at the request of the other Party, execute all assignment documents necessary to perfect the ownership interests in Collaboration Inventions as determined pursuant to this Section 9.1. Each Party hereby agrees that Development Data owned by such Party may be included in patent and patent applications covering Collaboration Inventions owned by the other Party as reasonably useful to the filing and prosecution of such patent applications and patents, and the Party owning such Development Data shall reasonably cooperate with the other Party to allow for such inclusion.
          (h) Each Party has and will continue to have written contracts with all Third Parties (including employees and subcontractors) performing services on its behalf under this Agreement and, where such services may give rise to the creation of inventions that may be Collaboration Inventions, such Party shall ensure that such contracts provide for the assignment to such Party all Collaboration Inventions and rights therein; provided, however, notwithstanding the foregoing, Alpharma may enter into Third Party contract manufacturing agreements for the sole purpose of having the Product manufactured for Alpharma that do not require such Third Party manufacturers to assign any Collaboration Inventions that are manufacturing process inventions to Alpharma if such Third Party manufacturers do not agree to the assignment of such manufacturing process Collaboration Inventions.
     9.2 Prosecution of Patents.
          (a) Durect Controlled Patents.
          (i) As between Durect and Alpharma, Durect shall prepare, prosecute and maintain the [**], Product Patent Rights and [**] (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) at Durect’s sole Cost and discretion subject to the provisions of this Section 9.2(a).
          (ii) With respect to Product Patent Rights, Durect shall furnish Alpharma with copies of all substantive prosecution correspondence to and from patent
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offices in the Territory and provide Alpharma a reasonable time to offer its comments thereon before Durect makes a submission to the relevant patent office, provided that in the event that delay would jeopardize any potential Product Patent Right, Durect shall have the right to proceed without awaiting Alpharma’s comments on any patent application or correspondence relating thereto. Alpharma shall offer its comments promptly, and Durect shall consider in good faith such comments of Alpharma and shall incorporate such comments if reasonable. Durect shall not abandon any patent application or patent in the Product Patent Rights without the prior written consent of Alpharma, such consent not to be unreasonably withheld or delayed. If, subject to Alpharma’s foregoing consent right, Durect determines to abandon, or not to file, prosecute, defend or maintain, any Product Patent Right (including not to defend any interference, revocation or opposition proceedings) in any Jurisdiction, then Durect shall provide Alpharma with [**] prior written notice (or such shorter time period that would permit Alpharma a reasonable opportunity to respond without any loss of rights) of such determination, and Alpharma shall have the right and opportunity to file, prosecute, defend and/or maintain such Product Patent Right in Durect’s name and at Alpharma’s sole Cost and expense, provided, however, that the payment of Costs therefor by Alpharma shall not affect Durect’s ownership in such Patent.
          (b) Joint Patents. With respect to the decision to initiate the drafting and filing of a new patent application claiming a Joint Invention, the Parties shall first exchange sufficient information identifying such Joint Invention and discuss in good faith the relative merits of seeking patent rights thereto and, upon the prior mutual agreement of the Parties to proceed, not unreasonably withheld, Alpharma shall take such actions as are necessary or appropriate to procure, prosecute and maintain patents and/or patent applications to such Joint Inventions (“Joint Patent Rights”) (including any issuance, reissuance or reexamination thereof and the defense of any interference, revocation or opposition proceedings related thereto) at Alpharma’s sole Cost and discretion, subject to the provisions of this Section 9.2(b); provided, that all such Joint Patents shall be owned jointly. Alpharma shall furnish Durect with copies of drafts of such Joint Patents and any substantive prosecution correspondence relating to such Joint Inventions to and from patent offices throughout the Territory and permit Durect to offer its comments thereon before Alpharma makes any submission or response to a patent office.
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Alpharma will inform Durect of the countries in which it intends to file Joint Patents. Durect shall offer its comments promptly, including any request that the Joint Patents be filed in additional countries; provided, that Alpharma shall determine the appropriate action after considering in good faith any comments or requests from Durect, and further provided that in the event that delay would jeopardize any potential patent right, Alpharma shall have the right to proceed without awaiting Durect’s comments. If Alpharma determines in its sole discretion not to file, prosecute, defend or maintain any Joint Patent Rights (including failing to defend any interference, revocation or opposition proceedings) in any country, then Alpharma shall provide Durect with [**] prior written notice (or such shorter time period that would permit Durect a reasonable opportunity to respond in a timely manner) of such determination, and Durect shall have the right and opportunity to file, prosecute, defend and/or maintain such Joint Patent Rights on behalf of the Parties at Durect’s sole Cost.
          (c) Alpharma Patents. As between Durect and Alpharma, Alpharma may prepare, prosecute and maintain all Patents claiming an Alpharma Collaboration Invention (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) at Alpharma’s sole Cost and discretion.
          (d) Each Party shall, at the reasonable request of the other Party, execute all lawful papers, all divisional, continuing, reissue and foreign applications, make all rightful oaths and take such other actions as may be reasonably requested by the other Party in conjunction with submission, filing, prosecution and defense of Patents and to aid in obtaining the proper protection of inventions pursuant to this Section 9.2.
     9.3 Patent Certifications.
          (a) To the extent required or permitted by Applicable Laws, [**] shall use its Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities in the Territory during the Term of this Agreement correct and complete listings of applicable Patents covering the Product, including in the U.S., all so called “Orange Book” listings required under the Hatch-Waxman Act. In the event either Party receives notice that a Third Party has filed a patent certification under the Hatch-Waxman Act or any successor statute (e.g., a Paragraph IV Certification under 21 C.F.R. §314.50(i) or 314.94(a)(12)) referencing a Patent licensed under Section 3.1, then such Party shall immediately notify the other Party in writing of such notice.
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          (b) Alpharma shall have the first right, but not the duty, upon written notice to Durect to institute an action against such Third Party alleging infringement of any Product Patent Rights, and to the extent necessary, Durect shall assign to Alpharma its cause of action for infringement of any Product Patent Rights against such Third Party. Alpharma shall consider in good faith all comments provided by Durect within the [**] period following Durect’s receipt of such notice from Alpharma regarding Alpharma’s intention to initiate an action against such Third Party alleging infringement of any Product Patent Rights; provided that, subject to terms of Section 9.3(d), Alpharma shall have the sole discretion and authority to exercise its first right to institute such a patent infringement action. If Alpharma determines not to institute an action against such Third Party alleging infringement of any Product Patent Rights, Alpharma shall so notify Durect at least [**] before the expiration of the period within which a patent holder may bring an action for infringement against such Third Party. Durect shall then have the right, but not the duty, to institute such an action against such Third Party alleging infringement of any Product Patent Rights.
          (c) As between Durect and Alpharma, Durect shall have the first right, but not the duty, upon written notice to Alpharma to institute an action against a Third Party for infringement of the [**] in response to such Third Party’s filing of a Paragraph IV certification referencing such Patent rights. Durect shall consider in good faith all comments provided by Alpharma within the [**] period following Alpharma’s receipt of such notice from Durect regarding Durect’s intention to initiate an action against such Third Party alleging infringement of the [**]; provided that, subject to terms of Section 9.3(d), Durect shall have the sole discretion and authority to exercise its first right to institute such a patent infringement action. If Durect determines not to institute an action against such Third Party alleging infringement of the [**], Durect shall so notify Alpharma at least [**] before the expiration of the period within which a patent holder may bring an action for infringement against such Third Party. Alpharma shall then have the right, but not the duty, to institute such an action against such Third Party alleging infringement of the [**]; provided, however, that Alpharma’s right to undertake any such action alleging infringement of the [**] shall be subject to the prior written consent of Durect, not to be unreasonably withheld, and also the applicable terms of any agreements relating to the [**] entered into by Durect prior to the Effective Date, and with
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respect any actions alleging infringement of the [**], subject to the applicable terms of the [**] Agreement.
          (d) The Costs of any such action under this Section 9.3 (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such Costs shall be borne by the Parties in such proportions as they may agree in writing. For any such action to terminate any such infringement, in the event that either Party is unable to initiate or prosecute such action solely in its own name or it is otherwise advisable to obtain an effective remedy, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the enforcing Party to initiate and maintain such action. Each Party shall at its own expense promptly give to the Party bringing such infringement proceedings such reasonable assistance as the Party bringing the action may reasonably request. The Party instituting any such action may not enter into any settlement, consent judgment or other voluntary final disposition of such action that admits the invalidity or unenforceability of any Patent licensed hereunder, subjects the other Party to an injunction or requires the other Party to make any monetary payment without the prior written consent of the other Party, not to be unreasonably withheld by the other Party. The Party undertaking any proceedings shall keep the other reasonably informed of the progress of the action and shall consider the comments and observations of the other in prosecuting the proceedings. Any award paid by a Third Party as a result of such an infringement action (whether by way of settlement or otherwise) shall be allocated in the same manner as provided in Section 9.4.
     9.4 Enforcement of Patent Rights.
          (a) In the event that either Alpharma or Durect becomes aware of any Competitive Product that is or is intended to be made, used, or sold in the Territory by a Third Party that it believes to infringe Product Patent Rights, [**], such Party will promptly notify the other Party of all the relevant facts and circumstances known by it in connection with the infringement. Alpharma and Durect shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action as provided in this Section 9.4 by either or both Parties, to terminate any such infringement.
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          (b) As between Durect and Alpharma, Alpharma shall have the first right, but not the duty, upon written notice to Durect to initiate, prosecute and control the enforcement of any of the Product Patent Rights against infringement by a Third Party in the Territory through the marketing or sale of a Competitive Product. If Alpharma does not institute a proceeding against such Third Party alleging infringement of a Product Patent Right within [**] of a Party’s first notice to the other Party of such Third Party infringement, then Durect shall have the right, but not the duty, to institute such an action against such Third Party for infringement of such Product Patent Right.
          (c) As between Durect and Alpharma, Durect shall have the first right, but not the duty, upon written notice to Alpharma to initiate, prosecute and control the enforcement of any of the [**] against infringement by a Third Party in the Territory through the marketing or sale of a Competitive Product. If Durect does not institute a proceeding against such Third Party alleging infringement of the [**] within [**] of a Party’s first notice to the other Party of such Third Party infringement, then Alpharma shall have the right, but not the duty, to institute such an action against such Third Party for infringement of any of the [**]; provided, however, that Alpharma’s right to undertake any such action alleging infringement of the [**] shall be subject to the prior written consent of Durect, not to be unreasonably withheld and also the applicable terms of any agreements relating to the [**] entered into by Durect prior to the Effective Date, and with respect any actions alleging infringement of the [**], subject to the applicable terms of the [**] Agreement.
          (d) The Costs of any such action under this Section 9.4 (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such Costs shall be borne by the Parties in such proportions as they may agree in writing. For any such action to terminate any such infringement, in the event that either Party is unable to initiate or prosecute such action solely in its own name or it is otherwise advisable to obtain an effective remedy, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the enforcing Party to initiate and maintain such action. Each Party shall at its own expense promptly give to the Party bringing such infringement proceedings such reasonable assistance as the Party bringing the action may reasonably request. The Party instituting any such action may not enter into any settlement, consent
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judgment or other voluntary final disposition of such action that admits the invalidity or unenforceability of any Patent licensed hereunder, subjects the other Party to an injunction or requires the other Party to make any monetary payment without the prior written consent of the other Party, not to be unreasonably withheld by the other Party. The Party undertaking any proceedings shall keep the other reasonably informed of the progress of the action and shall consider the comments and observations of the other in prosecuting the proceedings.
          (e) Any recovery obtained as a result of an infringement action brought under this Section 9.4, whether by judgment, award, decree or settlement, will first be applied to reimbursement of each Party’s Costs in bringing such suit or proceeding, and any remaining balance will be distributed as follows:
          (i) if Alpharma has instituted and maintained such action alone, Alpharma shall be entitled to retain [**] less [**], which [**] shall be paid to Durect. The [**] shall mean [**] in the Annual Net Sales Period in which such remaining funds are received on such remaining funds [**];
          (ii) if Durect has instituted and maintained such action alone, Durect shall be entitled to retain [**] less the [**], which [**] shall be paid to Alpharma; or
          (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds among themselves in the same proportion as they have agreed to bear the Costs of instituting and maintaining such action.
     9.5 Defense of Patents.
          (a) In the event that either Alpharma or Durect becomes aware of any action initiated by a Third Party (or any counterclaim or defense asserted in any other action) in the Territory alleging invalidity or unenforceability of any Product Patent Rights, [**], such Party will promptly notify the other Party of all the relevant facts and circumstances known by it in connection with such action. Alpharma and Durect shall thereafter consult and cooperate fully to determine a course of action.
          (b) Alpharma shall have the first right but not the duty to defend and control any action initiated by a Third Party (or any counterclaim or defense asserted in any other
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action) in the Territory alleging invalidity or unenforceability of any Product Patent Rights. If Alpharma fails to defend any such action initiated by a Third Party (or any counterclaim or defense asserted in any other action) within [**] of notice from such Third Party (or such shorter time period that would permit Durect a reasonable opportunity to respond in a timely manner), Durect shall thereafter have the right to defend and control any such invalidity action, counterclaim or defense in the Territory.
          (c) Durect shall have the first right but not the duty to defend and control any action initiated by a Third Party (or any counterclaim or defense asserted in any other action) in the Territory alleging invalidity or unenforceability of the [**]. If Durect fails to defend any such action initiated by a Third Party (or any counterclaim or defense asserted in any other action) within [**] of notice from such Third Party (or such shorter time period that would permit Alpharma a reasonable opportunity to respond in a timely manner), then Alpharma shall have the right, but not the duty, to defend and control any such invalidity action, counterclaim or defense in the Territory; provided, however, that Alpharma’s right to undertake any the defense of such action relating to the [**] shall be subject to the prior written consent of Durect, not to be unreasonably withheld and also the applicable terms of any agreements relating to the [**] entered into by Durect prior to the Effective Date, and with respect any actions defending the [**], subject to the applicable terms of the [**] Agreement.
          (d) The Costs of any such action under this Section 9.5 (including fees of attorneys and other professionals) shall be borne by the Party defending the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such Costs shall be borne by the Parties in such proportions as they may agree in writing. For any such action, in the event that either Party is unable to defend such action solely in its own name or it is otherwise advisable to obtain an effective remedy, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the defending Party to defend such action. Each Party shall at its own expense promptly give to the defending Party such reasonable assistance as the Party defending the action may reasonably request. The defending Party may not enter into any settlement, consent judgment or other voluntary final disposition of such action that admits the invalidity or unenforceability of any Patent licensed hereunder, subjects the other Party to an injunction or requires the other Party to make any monetary payment without the prior written consent of the other Party, not to be
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unreasonably withheld by the other Party. The Party undertaking any such defense shall keep the other reasonably informed of the progress of the action and shall consider the comments and observations of the other in the proceedings.
     9.6 Patent Infringement Claims.
          (a) Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patents or misappropriation of trade secret rights of any Third Party that is threatened, made or brought against either Party by reason of the development, manufacture, use, sale, offer for sale, importation or exportation of the Product in the Territory.
          (b) In the event of the institution of any suit by a Third Party against either Party for Patent infringement involving the development, manufacture, use, sale, offer for sale, importation or exportation by or on behalf of Alpharma, its Affiliates or Sublicensees of the Product in the Territory after the Effective Date, Alpharma shall be responsible for the defense of any such suit and, subject to the terms of this Section 9.6, Alpharma shall control such defense. Alpharma shall select defense counsel and, provided that Alpharma can do so without compromising attorney-client privilege, regularly consult with Durect and its counsel to keep them reasonably informed on the progress and status of the suit. Durect shall assist Alpharma and cooperate in any such litigation at Alpharma’s request and Cost. No settlement, compromise or other disposition of any such proceeding that subjects Durect to an injunction or requires Durect to make any monetary payment shall be entered into without Durect’s prior written consent, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Alpharma shall not have any obligation to defend Durect against any Third Party Patent infringement suit arising out of any breach by Durect of its representations and warranties hereunder.
          (c) Alpharma shall be responsible for all Costs to defend any suit that it is responsible for under this Section 9.6, including all fees and costs of attorneys, expert witnesses and other out-of-pocket litigation costs and all damages, penalties, court costs, attorney fees and other payments payable to any such Third Party, whether as a result of any judgment, award, settlement or otherwise (such liability, “Patent Litigation Losses”); provided, however, Alpharma may offset [**] percent ([**]%) of all such Patent Litigation Losses
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against any future Royalties due to Durect for Net Sales in such applicable Jurisdiction(s), provided that any such set-off (by itself or in combination with other set offs) may not reduce the Royalties to Durect for Net Sales in such applicable Jurisdiction(s) by more than [**] percent ([**]%) in any calendar quarter. Without limiting Durect’s liability for any breach of Durect’s representations and warranties hereunder, Durect’s sole liability and Alpharma’s exclusive remedy against Durect for any Patent Litigation Losses shall be Alpharma’s right of offset in accordance with Section 9.6(c).
          (d) In the event a Third Party threatens suit against either Party for Patent infringement involving the development, manufacture, use, sale, offer for sale, importation, exportation, license or marketing of the Product in the Territory, the Parties shall confer with respect to the appropriate course of action, and if they determine that a declaratory action is warranted, then with respect to such action, the provisions of this Section 9.6 shall apply thereto with respect to the prosecution of such action and the defense of any claims asserted in response thereto.
          (e) In the event that either Party becomes aware of a Third Party Patent, under which, in the good faith reasonable judgment of such Party, it would be advisable to obtain a license to avoid infringement or potential infringement by the development, manufacture or Commercialization of the Product in any Jurisdiction, such Party shall promptly notify the other Party. The Parties shall then confer in good faith with respect to the appropriate course of action. Alpharma shall have the right to negotiate and obtain such a license and, subject to the terms of this Section 9.6(e) below and without limiting Durect’s liability for any breach of its representations and warranties hereunder, Alpharma shall be solely responsible for all costs and obligations under such license (the “Third Party License Fees”), provided, however, that Alpharma may offset [**] percent ([**]%) of all such Third Party License Fees against any future Royalties due to Durect for Net Sales in such applicable Jurisdiction(s) provided that any such set-off (by itself or in combination with other set offs) may not reduce the Royalties to Durect for Net Sales in such applicable Jurisdiction(s) by more than [**] percent ([**]%) in any calendar quarter. Alpharma shall provide Durect with complete copies of the license agreement with such Third Party and other material information in its possession in respect of such technology subject to any confidentiality provisions imposed by such Third Party.
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     9.7 Patent Term Extensions. Alpharma may select which, if any, Patents other than the [**] licensed hereunder for which patent term extension, adjustment or restoration or supplemental protection certificates (together with patent term extensions, adjustments and restorations, collectively “Patent Term Extensions”) is to be sought or obtained. Subject to the terms of this Section 9.7, Alpharma will file for all such Patent Term Extensions at Alpharma’s expense, and Durect will execute such authorizations and other documents and take such other actions as may be reasonably requested to obtain such Patent Term Extensions, including designating Alpharma as its agent for such purpose.
     9.8 Prosecution of Durect Trademark. Durect shall use Commercially Reasonable Efforts to register and maintain, or cause to be registered and maintained, the Durect Trademark in Jurisdictions as agreed upon by the Parties at Alpharma’s Cost. Durect shall furnish Alpharma with copies of all substantive prosecution correspondence to and from trademark offices in the Territory and provide Alpharma a reasonable time to offer its comments thereon before Durect makes a submission to the relevant trademark office, provided that in the event that delay would jeopardize any potential rights, Durect shall have the right to proceed without awaiting Alpharma’s comments on any application or correspondence relating to the Durect Trademark. Alpharma shall offer its comments promptly, and Durect shall consider in good faith such comments of Alpharma and shall incorporate such comments if reasonable. Alpharma shall use the Durect Trademark, and all Products bearing the Durect Trademark shall be manufactured, in accordance with the trademark usage and quality standards established by the JEC and approved by Durect, such approval not to be unreasonably withheld nor delayed; provided that, on a Jurisdiction-by-Jurisdiction basis, the JEC shall, if commercially reasonable, adopt any trademark usage and quality standards timely proposed by Durect to the JEC prior to the First Commercial Sale in such Jurisdiction.
     9.9 Enforcement of Durect and Product Trademarks. If either Party learns of any infringement or threatened infringement by a Third Party of the Durect Trademark or a Product Trademark in the Territory, such Party shall as soon as reasonably practicable notify the other Party and will provide such other Party with all available evidence of such infringement or threatened infringement. Alpharma shall have the right, but not the obligation, to institute, prosecute and control, at its own Cost, any action or proceeding with respect to any infringement or threatened infringement by a Third Party of the Durect Trademark or any Product Trademark
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in the Territory, by counsel of its own choice and, provided that Alpharma can do so without compromising attorney-client privilege, shall regularly consult with Durect and its counsel to keep them reasonably informed on the progress and status of the suit. For any such action to terminate any such infringement, in the event that Alpharma is unable to initiate or prosecute such action solely in its own name or it is otherwise advisable to obtain an effective remedy, Durect will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Alpharma to initiate litigation and maintain such action. Alpharma will control the action, including settlement thereof; provided, that no settlement or consent judgment or other voluntary final disposition of any such action brought by Alpharma to enforce the Durect Trademark in the Territory pursuant to this Section 9.9 may be entered into without the prior written consent of Durect, such consent not to be unreasonably withheld, if such settlement would adversely affect the Durect Trademark (e.g., restrict the rights or admit invalidity). Any damage award or other consideration resulting from any such action or proceeding shall be retained by Alpharma.
     9.10 Maintenance of [**] Agreements. Until the expiration or termination of this Agreement, or in the case of the [**] Agreement, until such agreement is assigned to Alpharma, Durect: (a) shall not breach, or default under the [**] Agreement or [**] Agreement, which breach or default would give rise, whether immediately or with the passage of time, to termination of the [**] Agreement or [**] Agreement or to any restriction of Durect’s rights thereunder in a manner that would adversely affect the rights granted by Durect to Alpharma under this Agreement; and (b) without the prior written consent of Alpharma, shall not amend or terminate or allow to lapse (except for the natural expiration of the [**] Agreement in accordance with its terms) the [**] Agreement or [**] Agreement, if such amendment, termination or lapse would adversely affect the rights granted by Durect to Alpharma under this Agreement. Alpharma acknowledges that its sublicense to the [**] is subject to the applicable terms of the [**] Agreement. In addition, notwithstanding the foregoing, Durect shall not be deemed in breach of this Section 9.10 if such breach, default or termination of the [**] Agreement is due to Alpharma’s failure to comply with the terms of the [**] Agreement which are applicable to Alpharma and have been fully disclosed to Alpharma prior to the Execution Date. [**].
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10. PUBLICATION; CONFIDENTIALITY
     10.1 Notification. The Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, the Parties also recognize the importance of acquiring patent protection and other considerations. Consequently, subject to any Applicable Laws obligating any Party to do otherwise, any proposed publication by any Party that may disclose Collaboration Inventions shall comply with this Section 10. At least [**] before a manuscript is to be submitted to a publisher, the publishing Party will provide the other Party with a copy of the manuscript. If the publishing Party wishes to make an oral or visual presentation, it will provide the other Party with a summary of such presentation at least [**] before such oral or visual presentation and, if an abstract is to be published, [**] before such abstract is to be submitted. Any oral or visual presentation, including any question period, shall not include any Confidential Information belonging to a Party unless such Party agrees in writing to such inclusion in advance of such oral presentation.
     10.2 Review. The other Party will review the manuscript, abstract, text or any other material provided to it under Section 10.1 to determine whether patentable subject matter or valuable trade secrets of the reviewing Party are disclosed and to assess the accuracy of the technical content therein. The other Party will notify the publishing Party within [**] of receipt of the proposed publication if such Party, in good faith, determines that patentable subject matter or valuable trade secrets of the reviewing Party are or may be disclosed, or if the other Party, in good faith, believes Confidential Information of the reviewing Party is or may be disclosed. If it is determined by the other Party that patent applications should be filed in advance of the proposed publication, the publishing Party shall delay its publication or presentation for a period not to exceed [**] from the other Party’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the [**] period, the other Party will discuss the need for obtaining an extension of the publication delay beyond the [**] period. If it is determined in good faith by a Party that Confidential Information or proprietary information of such Party is being disclosed, the Parties shall consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure. Any publications (whether written or oral),
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where consistent with customary academic practice, shall acknowledge Durect as the developer and licensor of the Product.
     10.3 Publicity. Neither Party shall make any public announcement concerning the existence of or the terms of this Agreement and Durect shall not make any public announcement regarding the development or Commercialization of the Product in the Territory, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax or securities filings. Such consent will not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement requiring the other Party’s prior written approval, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party not less than [**] in advance to enable the other Party to consider and comment thereon. Failure to respond with comments in writing prior to [**] before scheduled release shall be deemed approval of such release. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.3 is intended to prohibit either Party from republishing or restating information that has already been approved by the other Party for use in a prior press release or public announcement. Alpharma shall notify Durect in advance (at least [**] in advance if commercially reasonable) of written public announcements or presentations and shall use reasonable efforts to notify Durect in advance of oral public announcements, in each case, by Alpharma of material new information regarding the development or Commercialization of the Product and of public announcements by Alpharma of results of Clinical Trials. Any written public announcements or presentations shall include a standard statement in a form agreed to by the Parties stating that the Product has been licensed from Durect.
     10.4 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term of this Agreement and for [**] thereafter, the receiving Party, its Affiliates and its designees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep confidential and not publish or otherwise disclose and not use for any purpose, other than the development and Commercialization of the Product in the Territory, any information including all Know-How furnished to it by the other Party, its Affiliates or its designees, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already
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known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had, to the receiving Party’s knowledge, no legal obligation not to disclose such information to others; or (v) was independently generated by the receiving Party without reference to Confidential Information of the disclosing Party (all such information to which none of the foregoing exceptions applies, and the terms of this Agreement, shall be deemed “Confidential Information”). Any and all information, data and materials, including any and all Intellectual Property Rights therein and thereto, owned by a Party shall constitute Confidential Information of such Party which shall be deemed the disclosing Party with respect to such Confidential Information for the purposes of this Section 10. Notwithstanding the foregoing, the obligations of confidentiality under this Section 10.4 regarding any Confidential Information relating to or containing a Party’s trade secret that has been suitably identified to the other Party as such shall continue beyond the period set forth in this Section 10.4 (i.e., the Term plus [**]) so long as the subject matter remains a trade secret.
     10.5 Exceptions to Obligation. The restrictions contained in Section 10.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to a Regulatory Authority to obtain Regulatory Approval for the Product; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, in connection with consulting, development, manufacturing, external testing, or Commercialization of the Product or in connection with a proposed financing transaction, merger, acquisition or other change of control of a Party or sale of all or substantially all of the assets of a Party; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, including ; provided that, if a Party is required to make any such disclosure of the disclosing Party’s Confidential Information, such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the disclosing
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Party of such disclosure requirement and reasonably cooperate with the disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed.
     10.6 Limitations on Use. Each Party shall use, and cause each of its Affiliates and its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its Affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated by this Agreement.
     10.7 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates and/or its licensees from any violation or threatened violation of this Section 10.
11. REPRESENTATIONS AND WARRANTIES
     11.1 Representations and Warranties of the Parties.
Each Party represents and warrants to the other Party that as of the Execution Date:
     (a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
     (b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;
     (c) This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief;
     (d) With the exception of required Regulatory Approvals and HSR clearance, such Party has obtained, or is not required to obtain, the consent, approval, order, or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with, any Governmental Entity, in
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connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement;
     (e) The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party;
     (f) Every officer and scientific employee of such Party has an obligation to assign his or her inventions to such Party to the extent such inventions are within the scope of his or her activities for such Party with respect to this Agreement, and all such officers and scientific employees and every technical consultant retained by such Party to provide services to such Party has an obligation to maintain the confidentiality of such Party’s confidential information; and
     (g) As of the Effective Date, each Party is in compliance with Section 3.4.
     11.2 Additional Representations and Warranties of Durect. Durect hereby further represents and warrants to Alpharma that as of the Execution Date:
     (a) Durect is the sole owner of the Product Know-How, Product Patent Rights, [**] in existence on the Effective Date and has a valid license under the [**], and has the right to grant to Alpharma the rights granted under this Agreement (including the right to develop, manufacture and Commercialize the Product in the Territory). To the Knowledge of Durect, the Product Patent Rights, [**] are valid, in full force and effect and have been maintained to date, and are not the subject of any interference or opposition proceedings;
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          (b) Other than the [**] Agreement, Durect has not entered into any agreement with any Third Party pursuant to which royalties or other license fees would be owed on the development, manufacture or Commercialization of the Product;
          (c) The [**] Agreement and [**] Agreement are in full force and effect. To the Knowledge of Durect, the parties to such agreements are not in material default or breach of such agreements;
          (d) Except for the [**] Agreement and [**] Agreement, Durect is not party to any agreement with a Third Party, which if breached by or defaulted under by Durect, or terminated or amended or allowed to lapse, would adversely affect the rights granted by Durect to Alpharma under this Agreement;
          (e) Durect has not granted any license, consent, permission or other right or privilege under the Product Patents Rights, Product Know-How, the [**] or the [**], other than this Agreement. The Patents listed on Schedules 1.31, 1.62, 1.63 and 1.70 include all Patents currently Controlled by Durect relating to Product;
          (f) [**];
          (g) [**];
          (h) There are no liens or security interests currently existing on or to the Product Know-How, Product Patent Rights, [**] or any proceeds thereof that could reasonably be expected to adversely affect Alpharma’s benefits and rights under this Agreement;
          (i) To the Knowledge of Durect, all of the studies, tests and Pre-clinical and Clinical Trials of the Product conducted prior to, or being conducted as of, the Execution Date were conducted, or are being conducted, in accordance with Applicable Laws, and in the case of Clinical Trials, the then valid cGCP. “cGCP” shall mean the current standards for Clinical Trials for drugs, as set forth in the FDC Act and applicable FDA regulations (including without limitation 21 C.F.R. Parts 50, 54 and 56) and guidances promulgated thereunder, as amended from time to time;
          (j) Durect has disclosed, shown or made available (e.g., through the electronic data room) to Alpharma all material information and data (including without limitation all communications with or from the FDA or any other Regulatory Authority) relating to the
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results of all Preclinical and Clinical studies of the Product conducted by or on behalf of Durect including, without limitation, with respect to the status and interim results of ongoing Clinical and Preclinical studies and Regulatory Approval activities; and
          (k) The documentation made available by Durect as requested by Alpharma in connection with Alpharma’s due diligence in entering into this Agreement, to Durect’s Knowledge is, in all material respects, true, complete and unredacted (except as expressly noted in such documentation). Without limiting the generality of the foregoing, to Durect’s Knowledge, all reports and other data summaries provided to Alpharma by Durect prior to the Effective Date relating to the Preclinical, Non-Clinical and Clinical studies of the Product accurately represent the underlying raw data in all material respects. Durect has provided to, or made available for review by, Alpharma all reports and data collections containing information about adverse safety issues (including adverse drug experiences) related to the Product of which Durect has Knowledge.
     11.3 Disclaimer of Other Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
     11.4 Survival of Representations. The representations and warranties set forth in this Agreement shall survive indefinitely.
12. INDEMNIFICATION; INSURANCE
     12.1 Indemnification by Durect. Durect shall indemnify, defend and hold Alpharma and its Affiliates, and their respective directors, officers, employees and agents (each a “Alpharma Related Party”) harmless from and against any and all damages, losses, judgments, penalties, fines, settlements, and costs and expenses (including reasonable fees of attorneys and other professionals) (“Damages”) arising out of Third Party claims that result from any breach by Durect of this Agreement including breach by Durect of its representations and warranties hereunder.
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     12.2 Indemnification by Alpharma. Alpharma shall indemnify, defend and hold Durect and its Affiliates and their respective directors, officers, employees and agents (each a “Durect Related Party”) harmless from and against any and all Damages arising out of Third Party claims that result from: (i) any breach by Alpharma of this Agreement, including breach by Alpharma of its representations and warranties hereunder or (ii) the development or Commercialization of the Product by Alpharma, its Sublicensees, Affiliates or designees under this Agreement.
     12.3 Shared Liability. If Damages arise out of Third Party claims that are subject to indemnification by Alpharma under Section 12.2 and also subject to indemnification by Durect under Section 12.1, then the Parties shall indemnify each other to the extent of their respective liability for the Damages. In the event that the Parties cannot agree to their respective indemnity obligations hereunder, a Party shall be free at any time to seek resolution of the respective indemnity obligations of the Parties under this Section 12 pursuant to the provisions set forth in Section 14.12.
     12.4 Indemnification Procedure. Upon receipt by the Party seeking indemnification hereunder (an “Indemnified Party”) of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to Damages, the Indemnified Party shall give prompt written notice thereof to the Party from which indemnification is sought (the “Indemnifying Party”) indicating the nature of the claim and the basis therefore, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party or the defense of any such claim is materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own Cost and by its own counsel, any such claim involving the asserted liability of the Indemnified Party. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not, as part of any settlement or other compromise, admit to liability for which the Indemnifying Party is not fully indemnifying the
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Indemnified Party or agree to an injunction with respect to activities of the Indemnified Party without the written consent of the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of any claim as set forth above, such Indemnified Party shall have the right (at its own Cost if the Indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the defense of any claim.
     12.5 Cost of Enforcement. All Costs incurred by an Indemnified Party in connection with enforcement of its rights under Sections 12.1, 12.2 and 12.3, as applicable, shall also be reimbursed by the Indemnifying Party (or, in the case of Section 12.3, allocated between the Parties in accordance with Section 12.3) promptly after final determination that such Indemnified Party is entitled to such indemnification by the Indemnifying Party.
     12.6 LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER PURSUANT TO THE FOREGOING INDEMNIFICATION OBLIGATIONS OR OTHERWISE UNDER THIS AGREEMENT, FOR SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OWED TO THIRD PARTIES AS A RESULT OF A THIRD PARTY CLAIM.
     12.7 Insurance. Each Party shall carry and maintain in full force and effect while this Agreement is in effect reasonable insurance in view of its obligations hereunder but in amounts no less than that specified for each type:
     (a) Commercial general liability insurance with combined limits of not less than $[**] per occurrence and $[**] per accident for bodily injury, including death, and property damage;
     (b) Workers’ compensation insurance in the amounts required by the law of the Jurisdictions, countries or states in which such Party’s workers are located; and
     (c) Products liability insurance with a policy limit of at least $[**] per occurrence and in the aggregate.
     Each Party hereto shall name the other Party hereto as an “additional insured” on all commercial and product liability policies relating to the insurance described in Sections 12.7(a)
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and (c). Each Party upon request shall provide the other with evidence of such insurance. Each Party shall provide to the other 30 calendar days’ prior written notice of any proposed cancellation, termination, reduction or change in its coverage.
13. TERM AND TERMINATION
     13.1 Term of Agreement. This Agreement shall become effective as of the Effective Date and remain in effect on a Jurisdiction-by-Jurisdiction basis until the expiration of the applicable Royalty Term or earlier termination of this Agreement (the “Term”). Upon the expiration of the applicable Royalty Term in a Jurisdiction (but not upon the earlier termination of this Agreement), the rights and licenses granted to Alpharma under this Agreement with respect to the Product in such Jurisdiction shall convert to fully paid-up, non-royalty-bearing, perpetual rights and licenses.
     13.2 Condition Precedent
     (a) HSR Compliance. Each Party shall use commercially diligent efforts to satisfy any applicable requirements under the HSR, and the regulations promulgated thereunder, including by making an initial HSR filing as soon as practicable after the Execution Date. This Agreement will not be effective until the date (“Effective Date”) of satisfaction of any such requirements and the expiration or termination of all applicable waiting periods (including any early termination or extensions thereof). The obligations, rights, duties and liabilities under this Agreement (except those contained in this Section 13.2 and Sections 10 and 11 of this Agreement) shall not be effective until the Effective Date.
     (b) Cooperation. Each Party shall cooperate with the other Party in the prompt preparation, execution and filing of all documents that are required or permitted to be filed pursuant to HSR, and to notify the other Party upon receipt of any formal or informal requests for information from any antitrust agency in connection with any filings under HSR. Each Party shall bear its own Costs with respect thereto (provided, however, the filing fees for HSR, if applicable, shall be paid by Alpharma).
     (c) Termination Right. If the Effective Date has not occurred within six (6) months after the Execution Date, notwithstanding that each Party having fulfilled its
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obligations under this Section, either Party has the right to terminate this Agreement without liability to the other Party by notice in writing with immediate effect.
     13.3 Termination by Alpharma.
          (a) Without Cause. Alpharma may terminate this Agreement without cause upon six (6) months’ prior written notice at any time. In such event, during the six-month notice period, [**] provided that it shall not be obligated to [**]; provided that, (i) [**] and (ii) if [**].
          (b) Safety. If during the development or commercialization of the Product, the Product becomes subject to one or more Serious Adverse Drug Experiences (as defined below) or either Party receives notice from a regulatory authority, independent review committee, data safety monitoring board or another similar Clinical Trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue, in each case which Alpharma, in good faith, reasonably believes would seriously impact the long-term viability of the Product, Alpharma shall have the right, upon [**] prior written notice to Durect setting forth the reasons therefor, to have the JEC determine whether or not there exists such serious impact on the long-term viability of the Product and what, if anything, the Parties should do to address the matter. In the event the JEC is unable to reach consensus on resolution of the matter within [**] of the matter being referred to the JEC, Alpharma may terminate its rights and obligations under this Agreement upon written notice so long as Alpharma reasonably believes the patient safety issue would seriously impact the long-term viability of the Product. During the foregoing notice and resolution periods, Alpharma may take any actions that it reasonably determines are necessary to address such safety concerns. For purposes of this Agreement, a “Serious Adverse Drug Experience” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Drug Experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.
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     13.4 Termination for Material Breach. Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach, and require that the breaching Party cure such breach within [**] or, in the case of payment defaults, within [**], or in the case of a breach that cannot be cured within [**], within a reasonable period not exceeding [**] so long as the breaching party is diligently proceeding to cure such default. In the event that a material breach by such Party is not cured within the applicable cure period and without limiting other available remedies, the other Party shall have the right to terminate this Agreement upon written notice. Notwithstanding the foregoing provisions of this Section 13.4, (a) the provisions of Sections 4.2(c) and 4.3(d) and not this Section 13.4 shall control the Parties’ remedies and liabilities with respect to the matters set forth therein and (b) in the case of any bona fide dispute regarding an alleged material breach that is submitted to arbitration pursuant to Section 14.12, the non-breaching Party shall not have the right to terminate this Agreement pursuant to this Section 13.4 until a final arbitration award determines that such breach has occurred and, if such breach is a failure to pay amounts due under this Agreement which payment is disputed in good faith by the breaching Party, this Agreement shall not terminate pursuant to this Section 13.4 based on such payment breach if the breaching Party pays the amounts finally determined to be due, with interest calculated in the manner set forth in Section 7.6, if applicable, within [**] after the final arbitration award is rendered.
     13.5 Termination for Patent Challenge. In the event that Alpharma or any of its Affiliates or Sublicensees commences or otherwise pursues, directly or indirectly (or voluntarily assists Third Parties to do so, other than as required by law or legal process), any proceeding seeking to have any of the Product Patent Rights, [**] revoked or declared invalid, unpatentable, or unenforceable, Durect may as its sole remedy terminate this Agreement upon written notice to Alpharma.
     13.6 Termination for Bankruptcy. Either Party may immediately terminate this Agreement upon the occurrence of either of the following: (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under any applicable national, federal, or state insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of [**]; or (b) the filing by the other Party of a petition for relief under any applicable national, federal, or state insolvency or other similar law.
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     13.7 Effect of Termination.
     In the event of termination of this Agreement or in the event Durect terminates Alpharma’s license in any Terminated Country in accordance with Section 4.2(c) or 4.3(d):
          (a) all licenses granted by Durect to Alpharma in Section 3 shall terminate in the Territory or Terminated Country, as applicable;
     (b) in the Territory or Terminated Country, as applicable, Alpharma shall or shall cause its Affiliates and Sublicensees, if any, to assign or transfer to Durect, at no Cost (except as otherwise specifically provided in Section 13.7(e) below and except that, to the extent any such assignment or transfer to Durect requires more than [**] of effort by Alpharma, its Affiliates and/or Sublicensees, Durect shall reimburse Alpharma, its Affiliates and/or Sublicensees for any such efforts in excess of [**] on the same basis that Alpharma reimburses Durect for Durect Development Costs hereunder), all Regulatory Documentation, Development Data, Regulatory Approvals, Product Trademarks (and goodwill associated therewith) Controlled by Alpharma or its Affiliates and Sublicensees, if any, as applicable, that relate to the development, manufacturing, use or sale of the Product (collectively, the “Product Material);
     (c) if applicable, subject to Section 13.3(b), Alpharma shall continue during the notice period before termination becomes effective (or if reasonably practicable and agreed to by Alpharma at such time, allow Durect or its Clinical research organizations (“CROs”) to continue any ongoing Clinical Trial for which Alpharma has responsibility; and
     (d) if Alpharma has manufactured, or has had manufactured the Product for Clinical Trial or Commercialization, Alpharma at its option shall either transition the manufacturing process to Durect or a mutually agreed Third Party CMO or supply the Product to Durect; provided, that if Alpharma chooses to transition the manufacturing process to Durect or a mutually agreed Third Party CMO, Alpharma will continue to supply the Product until the completion of the transition and associated Regulatory Approvals have been received, but in no event for a period exceeding [**] from the date of termination, and further provided that during any period in which Alpharma continues to supply the Product to Durect, Durect shall pay Alpharma therefor [**]; provided that, Alpharma shall not be required to establish or have
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established any new manufacturing process in order to satisfy its obligations under this Section 13.7(d) (e.g., if a commercial scale manufacturing process has not been established, Alpharma shall not be required to establish or have established such a process); and
     (e) In the event that Alpharma terminates this Agreement pursuant to Section 13.3(a) or Durect terminates this Agreement pursuant to Section 13.4 above, and if [**] the Product in any Jurisdiction, then [**] of the Product; and (ii) in the case that [**] in each case received by [**] as a result of such license; provided, however, notwithstanding the foregoing, [**] under this Section 13.7(e) once [**].
     (f) Alpharma will cooperate in any reasonable manner requested by Durect to achieve a smooth transition of the development, manufacturing and Commercialization of the Product to Durect or its licensees in the Terminated Countries or Territory, as applicable; provided that, to the extent any such cooperation (including the efforts required of Alpharma, its Affiliates and Sublicensees under Section 13.7(b)) requires more than [**] of effort by Alpharma, its Affiliates and/or Sublicensees, Durect shall reimburse Alpharma, its Affiliates and/or Sublicensees for any such efforts in excess of [**] on the same basis that Alpharma reimburses Durect for Durect Development Costs hereunder.
     13.8 Post-Termination. Upon and after termination of this Agreement, Durect shall indemnify, defend and hold harmless the Alpharma Related Parties against any and all Damages incurred or suffered by any Alpharma Related Party, or with which any of them may be faced, to the extent arising out of or caused by the development, manufacture, distribution, marketing, promotion, sale or other use of the Product by or on behalf of Durect or its Affiliates or licensees after the effective date of the termination.
     13.9 Surviving Provisions. Expiration or any termination of this Agreement shall not release a party from the obligations to make any payments that were due or had accrued immediately prior the effective date of such termination (including non-cancelable obligations or commitments made in good faith prior to notice of termination), and the following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason:
(i) Sections 1, 3.3, 7.4, 7.5, 7.6, 9.1, 9.2(b), 9.2(d), 10.4-10.7, 11, 12, 13.1, 13.7-13.9 and 14, and
(ii) Sections 9.6(a)-(d) (with respect to events occurring during the Term of this Agreement).
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14. MISCELLANEOUS PROVISIONS
     14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.
     14.2 Assignment. Neither Party shall assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party hereto, except that either Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to (i) an Affiliate, (ii) any assignee of all or substantially all of its business or assets relating to the subject matter of this Agreement, or (iii) its successor in the event of its merger, consolidation or involvement in a similar transaction. An assignment or transfer by a Party pursuant to this Section 14.2 shall be binding on its successors or assigns. No such assignment or transfer shall be valid or effective unless done in accordance with this Section 14.2.
     14.3 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with GAAP.
     14.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     14.5 Notice. Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered, facsimile transmission (receipt verified), electronic mail or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:
In the case of Durect, to:
Durect Corporation
2 Results Way
Cupertino, CA 95014
Attention: General Counsel
Facsimile No.: (408) 777-3577
Telephone No.: (408) 777-1417
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In the case of Alpharma, to:
Alpharma Ireland Limited
Arthur Cox Building
Earlsfort Terrace
Dublin 2, Ireland
Attention: Director
Facsimile No.: 353 1 618 0618
Telephone No.: 353 1 618 0000
with a copy to:
Alpharma Inc.
440 Route 22
Bridgewater, NJ 08807
Attention: General Counsel
Facsimile No.: (908) 566-4139
Telephone No.: (908) 566-3800
or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.
     14.6 Use of Name. Except as otherwise provided herein, Durect, on the one hand, and Alpharma on the other hand, shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other for any purpose, unless consented to in writing by the other Party.
     14.7 Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and except as specifically provided herein none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
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     14.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine (or pdf-file attachment to Email), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
     14.9 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     14.10 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
     14.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles.
     14.12 Dispute Resolution.
     (a) The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any Dispute (as defined below), either Party may, by written notice to the other, have such Dispute referred to its highest ranking officer for attempted resolution by good faith negotiations within [**] after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such Dispute, unless expressly provided for otherwise herein, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated officers as of the Effective Date are as follows.
     For Durect: Chief Executive Officer
     For Alpharma: Senior Vice President, Alpharma Pharmaceuticals LLC
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In the event that they shall be unable to resolve the Dispute by consensus within such [**] period, then the Dispute shall be finally settled by binding arbitration as provided below.
          (b) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), shall be exclusively and finally settled by arbitration under the Commercial Arbitration rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), as modified by the terms set forth in this Section 14.12(b). The place of arbitration of any Dispute shall be in New York, New York. Such arbitration shall be conducted by three arbitrators, one appointed by each of Alpharma and Durect and the third selected by the party-appointed arbitrators. Each arbitrator shall be neutral and impartial and shall have relevant experience in the pharmaceutical industry. Alpharma and Durect shall make their respective appointments within [**] of receipt by the respondent of a copy of the demand for arbitration. Such party-appointed arbitrators shall select the third arbitrator within [**] of the appointment of the second arbitrator. If any arbitrator is not timely appointed, on the request of any Party such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking provisions in the Rules. The arbitrators shall render an award as expeditiously as possible; if practicable, within six months after the appointment of the third arbitrator. Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Except as provided in Section 12.5, each Party shall pay its own Costs of arbitration, provided, however, the fees and expenses of the arbitrators shall be equally shared between Alpharma and Durect. Any Costs (including attorney’s fees and expenses) incident to enforcing the award shall be charged against the Party resisting such enforcement. This Section 14.12 shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the Party seeking such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the Parties to request that any
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court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.
     14.13 Compliance with Laws. Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the Parties’ activities hereunder with all Applicable Laws. Each Party shall provide the other Party such reasonable assistance as may be required for the Party requesting such assistance to comply with all Applicable Laws necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.
     14.14 Force Majeure. Except where expressly provided for herein, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement to the extent that such failure or delay is due to Force Majeure, and without the willful wrongdoing, recklessness or gross negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as causes beyond the reasonable control of the Party, including acts of God; changes in regulations or laws of any government; war; terrorism; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In the event that the ability of Durect or Alpharma to perform its obligations under this Agreement, as the case may be, shall be so affected, the affected Party shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the [**] thereafter. To the extent possible, each Party shall use Commercially Reasonable Efforts to minimize the duration of any Force Majeure.
     14.15 Entire Agreement. This Agreement including schedules and exhibits thereto, including the Development Plan together with all other future written agreements entered into by the Parties and specifically made a part of this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.
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     14.16 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.
     14.17 No Third Party Beneficiaries. Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than Durect or Alpharma any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.
     14.18 Descriptive Headings; Certain Terms. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
     14.19 Fees and Payments. All fees and payments made by one Party to the other under this Agreement shall be deemed non-refundable unless expressly provided to the contrary herein.
     14.20 No Implied Licenses. Except as specifically and expressly granted in this Agreement, no rights or licenses to any intellectual property rights are granted by either Party to the other, by implication, estoppel or otherwise, and each Party specifically reserves all its rights with respect to any intellectual property rights not specifically granted hereunder. Furthermore, unless expressly provided otherwise herein, each Party may use and practice its own Intellectual Property Rights, technology and data in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without obligation to notify the other Party of its intended use.
     14.21 Information for Financial Reporting. In addition to the reports provided by Alpharma pursuant to Section 7.1, Alpharma agrees to provide to Durect good faith non-binding estimates of Net Sales and other information reasonably necessary for Durect to estimate the Royalties in each calendar month following the commercial launch of the Product within [**]
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after the end of such month. Alpharma shall not have any liability for any inaccuracy in any such report. Each such report shall constitute Confidential Information of Alpharma and shall not be disclosed by Durect to any Third Party other than to Durect’s accountants and auditors in confidence, except for any disclosures as may be required to be made by Durect in order to comply with applicable law, regulations, court order, or tax or securities filings.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

Durect Corporation
By:	/s/ James E. Brown
	Name:	James E. Brown
	Title:	President and Chief Executive Officer

Alpharma Ireland Limited
By:	/s/ Keith Bernius
	Name:	Keith Bernius
	Title:	Director

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GUARANTEE
     In consideration of Durect Corporation, a corporation organized and existing under the laws of the State of Delaware (“Durect”) entering into the foregoing Agreement (the “Agreement”), Alpharma Inc., a corporation organized and existing under the laws of the State of Delaware (“Alpharma Parent”), hereby irrevocably and unconditionally guarantees to Durect, as principal and not as surety, the performance of Alpharma Ireland Limited, a corporation organized and existing under the laws of Ireland (“Alpharma”) of all obligations of Alpharma to Durect under the Agreement.
     Durect may enforce its rights under this Guarantee without first exercising any other remedy or right that Durect may have; provided that, prior to enforcing its rights under this Guarantee, Durect shall have first made demand for performance upon Alpharma and Alpharma thereafter shall have failed to perform for the applicable cure period set forth in Section 13.4 of the Agreement. If Durect decides to proceed to first exercise any other remedy or right, or to proceed against another party, Durect retains all of its rights under this Guarantee.
     Alpharma Parent hereby agrees that any and all disputes, claims, actions or proceedings arising out of the execution, delivery or performance of this Guarantee shall be subject to arbitration in accordance with Section 14.12 of the Agreement.
     This Guarantee shall survive the expiration or other termination of the Agreement and shall survive and apply regardless of any amendments, waivers, extensions, modifications or other changes in the obligations of Alpharma under the Agreement.

Alpharma Inc.

By:	/s/ Jeff Campbell

Its:	Jeff Campbell, Executive Vice President and Chief Financial Officer
Date:	September 19, 2008
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Schedule 1.24 — Durect Development Costs
Development Costs are equal to the sum of the following, in each case incurred by Durect in the performance of the Development Program: (i) labor cost of Durect’s research and development personnel charged as set forth below, (ii) direct outside expenditures, and (iii) capital asset expenditures.
[**]
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Schedule 1.31— [**]
[**]
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Schedule 1.60- Product Description
[**]
A total of four pages have been omitted pursuant to a request for confidential treatment.
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Schedule 1.62—Product Patent Rights
[**]
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Schedule 1.63—[**]
[**]
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Schedule 1.70—[**]
[**]

A total of two pages have been omitted pursuant to a request for confidential treatment.

Schedule 2.1- Initial Members of JEC
Durect MEMBERS

[**]
Alpharma MEMBERS

[**]
SECRETARY            TBD

Schedule 2.2 — Initial Members of JDC
Durect MEMBERS

[**]
Alpharma MEMBERS

[**]

Schedule 2.6 – Alliance Managers
Alpharma: [**]
Durect: [**]

Schedule 4.3 –Mandatory Major Market Jurisdictions
The United Kingdom
Germany
France
Spain
Italy
Japan

Schedule 4.4 –Notice of Orphan Drug Status
[**]
A total of three pages have been omitted pursuant to a request for confidential treatment.

Schedule 6.2 -Exemplary Royalty Calculation
[**]
A total of two pages have been omitted pursuant to a request for confidential treatment.